UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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COCA-COLA CONSOLIDATED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COCA-COLA CONSOLIDATED, INC.

Notice of Annual Meeting

and

Proxy Statement

2020 Annual Meeting of Stockholders

May 12, 2020

Coca-Cola Consolidated, Inc.

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

March 23, 2020

Dear Stockholder:

On behalf of the Board of Directors and the management of Coca-Cola Consolidated, Inc. (the “Company”), I invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Tuesday, May 12, 2020 at the Company’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of 2020 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting in person, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,

J. Frank Harrison, III

Chairman and Chief Executive Officer

COCA-COLA CONSOLIDATED, INC.

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

(704) 557-4400

Notice of 2020 Annual Meeting of Stockholders

March 23, 2020

To Stockholders of Coca-Cola Consolidated, Inc.:

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Coca-Cola Consolidated, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Time, on Tuesday, May 12, 2020 at the Company’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211, for the following purposes:

1.	To elect the 13 directors nominated by the Board of Directors;

2.	To approve, on an advisory basis, the Company’s named executive officer compensation in fiscal 2019;

3.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020;

4.	To consider and vote on a stockholder proposal; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote “FOR” Items 1, 2 and 3 and “AGAINST” Item 4. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on March 16, 2020 will be entitled to vote at the Annual Meeting.

Please note that, as part of the Company’s concern regarding the health and safety of its stockholders, directors, officers and employees, meeting attendees and the public in light of the current coronavirus (COVID-19) outbreak, the Company may elect to change the date, time or location of the Annual Meeting. If the Company makes such a change, it will provide you reasonable advance notice via a press release and filing with the Securities and Exchange Commission, as well as a posting on the investor relations portion of the Company’s website, www.cokeconsolidated.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you are a stockholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the Internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you are a stockholder of record and received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the stockholder of record to vote your shares.

By Order of the Board of Directors,

E. Beauregarde Fisher III

Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders To Be Held on May 12, 2020:

The Notice of Annual Meeting and Proxy Statement and the 2019 Annual Report to Stockholders

are available at www.proxyvote.com.

i

ii

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or the “Board”) of Coca-Cola Consolidated, Inc. (“Coke Consolidated” or the “Company”) is providing these materials to you in connection with the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Tuesday, May 12, 2020 at Coke Consolidated’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

Please note that, as part of Coke Consolidated’s concern regarding the health and safety of its stockholders, directors, officers and employees, meeting attendees and the public in light of the current coronavirus (COVID-19) outbreak, the Company may elect to change the date, time or location of the Annual Meeting. If the Company makes such a change, it will provide you reasonable advance notice via a press release and filing with the Securities and Exchange Commission (the “SEC”), as well as a posting on the investor relations portion of the Company’s website, www.cokeconsolidated.com.

General Information

Why did I receive these materials?

You received these materials because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that Coke Consolidated is required to provide you under the SEC rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 23, 2020, and the proxy materials were posted on the investor relations portion of the Company’s website, www.cokeconsolidated.com, and on the website referenced in the Notice of Internet Availability on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting a copy.

What is included in these materials?

These materials include:

•	the Notice of Annual Meeting and Proxy Statement; and

•	the 2019 Annual Report to Stockholders, which contains the Company’s audited consolidated financial statements.

If you received a paper copy of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election of the 13 directors nominated by the Board of Directors;

•	the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2019;

•	the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020; and

•	a stockholder proposal regarding development of a recapitalization plan.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board unanimously recommends that you vote your shares:

•	“FOR” the election of each of the 13 directors nominated by the Board of Directors;

•	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2019;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020; and

•	“AGAINST” the stockholder proposal regarding development of a recapitalization plan.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

•	stockholders of record as of the close of business on March 16, 2020;

•	holders of valid proxies for the Annual Meeting; and

•	invited guests.

Admission to the Annual Meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date for admittance.

When is the record date and who is entitled to vote?

The Board set March 16, 2020 as the record date. As of the record date, there were 7,141,447 shares of Coke Consolidated Common Stock outstanding and 2,232,242 shares of Coke Consolidated Class B Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote and each share of Class B Common Stock outstanding on the record date is entitled to 20 votes on any matter properly presented at the Annual Meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Coke Consolidated stock is reflected directly on the books and records of the Company’s transfer agent, American Stock Transfer & Trust

Company, LLC. If you hold Coke Consolidated stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in street name and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. Coke Consolidated only has access to ownership records for the registered shares. If you are not a stockholder of record and you wish to attend the Annual Meeting, the Company will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from the stockholder of record (e.g., your bank, broker or other nominee) or a copy of your voting instruction form or Notice of Internet Availability.

How do I vote?

You may vote by any of the following methods:

•

In person.  Stockholders of record and beneficial owners of shares held in street name may vote in person at the Annual Meeting. If you hold shares in street name, you must also obtain a legal proxy from the stockholder of record (e.g., your bank, broker or other nominee) to vote in person at the Annual Meeting.

•

Via the Internet or by telephone.  Stockholders of record may vote by proxy, via the Internet or by telephone, by following the instructions included in the proxy card or Notice of Internet Availability provided or the instructions you receive by e-mail. If you are a beneficial owner of shares held in street name, your ability to vote via the Internet or by telephone depends on the voting procedures of the stockholder of record (e.g., your bank, broker or other nominee). Please follow the instructions included in the voting instruction form or Notice of Internet Availability provided to you by the stockholder of record.

•	By mail. Stockholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

Stockholders of record.  You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Secretary at Coca-Cola Consolidated, Inc., 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including via the Internet or by telephone, and until the applicable deadline for each method specified in the accompanying proxy card or the Notice of Internet Availability; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

Beneficial owners of shares held in street name.  You may revoke or change your voting instructions by following the specific instructions provided to you by the stockholder of record (e.g., your bank, broker or other nominee), or, if you have obtained a legal proxy from the stockholder of record, by attending the Annual Meeting and voting in person.

What happens if I vote by proxy and do not give specific voting instructions?

Stockholders of record.  If you are a stockholder of record and you vote by proxy, via the Internet, by telephone or by returning a properly executed and dated proxy card by mail, without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

Proposals 1, 2 and 4, the election of directors, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2019 and the stockholder proposal, respectively, are “non-routine” matters. Consequently, without your voting instructions, the organization that holds your shares cannot vote your shares on these proposals. Proposal 3, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020, is considered a “routine” matter.

What is the voting requirement to approve each of the proposals?

•

Proposal 1, Election of Directors.  Directors shall be elected by a plurality of the votes cast (meaning that the 13 director nominees who receive the highest number of votes cast “for” their election will be elected as directors). There is no cumulative voting with respect to the election of directors.

•

Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation.  Advisory approval of the Company’s named executive officer compensation in fiscal 2019 requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting (meaning that of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

•

Proposal 3, Ratification of the Appointment of Independent Registered Public Accounting Firm.  Ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020 requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting (meaning that of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

•

Proposal 4, Stockholder Proposal.  Approval of the stockholder proposal requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting (meaning that of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

•

Other Items.  Approval of any other matters requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the item at the Annual Meeting (meaning that of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the item for it to be approved).

What is the quorum for the Annual Meeting? How are “withhold” votes, abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Coke Consolidated Common Stock and Class B Common Stock voting together as a class is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote in person at the Annual Meeting, via the Internet, by telephone or by returning a properly executed and dated proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting; however, broker non-votes are not counted as present for the purpose of determining a quorum for Proposal 1, the election of directors.

With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast. Broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees. “Withhold” votes will also have no effect on the election of director nominees.

With respect to Proposals 2, 3 and 4, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2019, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020 and the stockholder proposal, respectively, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. An abstention will be counted as a vote present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposals and will have the same effect as a vote “against” these proposals, and a broker non-vote will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome. As discussed above, because Proposal 3, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020, is considered a “routine” matter, the Company does not expect any broker non-votes with respect to this proposal.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse its transfer agent, brokerage firms, financial institutions and other custodians, nominees, fiduciaries and stockholders of record for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and employees, without compensation, may solicit proxies personally or by telephone, facsimile and e-mail. The Company has retained Broadridge Financial Solutions, Inc. to aid in the solicitation of proxies with respect to shares of Coke Consolidated stock held by brokerage firms, financial institutions and other custodians, nominees, fiduciaries and stockholders of record for a fee of approximately $1,000, plus expenses.

What are the expected voting results?

The Company expects each of the proposals recommended by the Board (Proposals 1, 2 and 3) to be approved by the stockholders. The Board has been informed that J. Frank Harrison, III intends to vote an aggregate of 2,231,940 shares of Coke Consolidated Class B Common Stock (representing 44,638,800 votes and an aggregate of 86.2% of the total voting power of Coke Consolidated Common Stock and Class B Common Stock together as of the record date):

•	“FOR” the election of each of the 13 directors nominated by the Board of Directors;

•	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2019;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020; and

•	“AGAINST” the stockholder proposal regarding development of a recapitalization plan.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the meeting.

Security Ownership of Directors and Executive Officers

The table below shows the number of shares of Coke Consolidated Common Stock and Class B Common Stock beneficially owned as of March 16, 2020 by each director, director nominee and named executive officer and by all directors and executive officers as a group. As of March 16, 2020, a total of 7,141,447 shares of Common Stock and 2,232,242 shares of Class B Common Stock were outstanding. Information about the beneficial ownership of the Common Stock and Class B Common Stock owned by Mr. Harrison is shown on page 7.

Name	Class	Number of Shares and Nature of Beneficial Ownership		Percentage of Class
Sharon A. Decker	Common Stock	0		*
Morgan H. Everett	Common Stock	0	(1)	*
James R. Helvey, III	Common Stock	0		*
William H. Jones	Common Stock	100	(2)	*
Umesh M. Kasbekar	Common Stock	0		*
David M. Katz	Common Stock	0		*
Jennifer K. Mann	Common Stock	0		*
James H. Morgan	Common Stock	0		*
John W. Murrey, III	Common Stock	0		*
Sue Anne H. Wells	Common Stock	0	(3)	*
Dennis A. Wicker	Common Stock	0		*
Richard T. Williams	Common Stock	0		*
F. Scott Anthony	Common Stock	0		*
Robert G. Chambless	Common Stock	0		*
Directors and executive officers as a group (excluding Mr. Harrison) (18 persons)	Common Stock	100		*

*	Less than 1% of the outstanding shares of such class.

(1)

Excludes 535,178 shares of Class B Common Stock held by the JFH Family Limited Partnership—FH1 and 78,596 shares of Class B Common Stock held by a trust of which Ms. Everett is one of the beneficiaries. Ms. Everett has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

(2)	Held jointly with his spouse.

(3)

Excludes 535,178 shares of Class B Common Stock held by the JFH Family Limited Partnership—SW1 and 78,595 shares of Class B Common Stock held by a trust for the benefit of Dr. Wells. Dr. Wells has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

Principal Stockholders

The following table provides information about the beneficial ownership of Coke Consolidated Common Stock and Class B Common Stock as of March 16, 2020 by each person known by the Company to beneficially own more than 5% of the outstanding shares of Coke Consolidated Common Stock or Class B Common Stock as of such date:

Name and Address of Beneficial Owner	Class	Number of Shares and Nature of Beneficial Ownership	Percentage of Class(1)	Total Votes	Percentage of Total Votes(1)
J. Frank Harrison, III, J. Frank Harrison Family, LLC and three Harrison Family Limited Partnerships, as a group 4100 Coca-Cola Plaza Charlotte, North Carolina 28211	Common Stock Class B Common Stock	2,231,940(2) 2,231,940(3)(4)	23.8% 99.99%	44,638,800	86.2%

The Coca-Cola Company One Coca-Cola Plaza Atlanta, Georgia 30313	Common Stock	2,482,165(5)	34.8%	2,482,165	4.8%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	Common Stock	704,806(6)	9.9%	704,806	1.4%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	Common Stock	621,651(7)	8.7%	621,651	1.2%

(1)

A total of 7,141,447 shares of Common Stock and 2,232,242 shares of Class B Common Stock were outstanding on March 16, 2020. The percentage of Common Stock owned by J. Frank Harrison, III shown in this column assumes conversion of all 2,231,940 shares of Class B Common Stock beneficially owned as described below in Footnote 3 that are convertible into shares of Common Stock. The percentages of Common Stock owned by The Coca-Cola Company and the other persons identified in the table that owned more than 5% of the outstanding shares of Common Stock as of March 16, 2020 do not assume such conversion has occurred.

(2)	Consists of 2,231,940 shares of Class B Common Stock beneficially owned as described below in Footnote 3 that are convertible into shares of Common Stock.

(3)

Consists of (i) a total of 1,605,534 shares of Class B Common Stock held by the JFH Family Limited Partnership—FH1, the JFH Family Limited Partnership—SW1 and the JFH Family Limited Partnership—DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison in his capacity as the Consolidated Stock Manager of the J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships) has sole voting and investment power; (ii) 235,786 shares of Class B Common Stock held by certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison has sole voting and investment power; and (iii) 390,620 shares of Class B Common Stock held directly by Mr. Harrison as to which he has sole voting and investment power.

(4)

The trusts described above in clause (ii) of Footnote 3 have the right to acquire 292,386 shares of Class B Common Stock from Coke Consolidated in exchange for an equal number of shares of Common Stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of Class B Common Stock. The trusts do not own any shares of Common Stock with which to make the exchange, and any purchase of Common Stock would require approval by the trustees of the trusts. Accordingly, the table does not include shares related to this exchange right.

(5)	This information is based upon a Schedule 13D/A filed jointly with the SEC by The Coca-Cola Company, The Coca-Cola Trading Company LLC, Coca-Cola Oasis LLC and Carolina Coca-Cola Bottling

Investments, Inc. on October 4, 2017. The Schedule 13D/A reports that such entities have shared voting and investment power over all of such shares.

(6)

This information is based upon a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 5, 2020. The Schedule 13G/A reports that BlackRock has sole voting power over 695,061 shares, shared voting power over no shares and sole investment power over all of such shares.

(7)

This information is based upon a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 12, 2020. The Schedule 13G/A reports that Vanguard has sole voting power over 9,912 shares, shared voting power over 1,385 shares, sole investment power over 610,960 shares and shared investment power over 10,691 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 9,306 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., also a wholly owned subsidiary of Vanguard, is the beneficial owner of 1,991 shares as a result of its serving as investment manager of Australian investment offerings.

Proposal 1:

Election of Directors

The Board of Directors currently consists of 13 members and has no vacancies. On the recommendation of the Executive Committee, the Board has nominated the 13 persons listed below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2021 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All of the nominees are currently serving as directors and were elected to the Board at the 2019 Annual Meeting of Stockholders. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the 13 nominees listed below. Unless otherwise specified, proxies will be voted “FOR” the election of each of the 13 nominees listed below.

Director Nominees

Listed below are the 13 persons nominated for election to the Board of Directors. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board of Directors to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since

J. Frank Harrison, III	65	Chairman of the Board and Chief Executive Officer of Coke Consolidated	1986
Sharon A. Decker	63	Chief Operating Officer, Tryon Equestrian Partners, Carolina Operations	2001
Morgan H. Everett	38	Senior Vice President of Coke Consolidated	2011
James R. Helvey, III	61	Managing Partner, Cassia Capital Partners, LLC	2016

William H. Jones	64	Chancellor, Columbia International University	2011
Umesh M. Kasbekar	62	Vice Chairman of the Board of Coke Consolidated	2016
David M. Katz	51	President and Chief Operating Officer of Coke Consolidated	2018
Jennifer K. Mann	47	Senior Vice President and President of Global Ventures, The Coca-Cola Company	2017

James H. Morgan	72	Chairman, Covenant Capital LLC	2008
John W. Murrey, III	77	Assistant Professor, Appalachian School of Law (Retired)	1993
Sue Anne H. Wells	66	Educator and Co-Founder, Chattanooga Girls Leadership Academy	2016
Dennis A. Wicker	67	Partner, Nelson Mullins Riley & Scarborough LLP	2001
Richard T. Williams	66	Vice President of Corporate Community Affairs, Duke Energy Corporation (Retired)	2017

J. Frank Harrison, III

Mr. Harrison is Chairman of the Board and Chief Executive Officer of Coke Consolidated. Mr. Harrison served as Vice Chairman of the Board from November 1987 through his election as Chairman in December 1996 and was elected as Chief Executive Officer in May 1994. He was first employed by the Company in 1977 and also served as a Division Sales Manager and as a Vice President.

Mr. Harrison brings extensive business, managerial and leadership experience to the Board. With over 40 years of experience with Coke Consolidated, Mr. Harrison provides the Board with a vital understanding and appreciation of the Company’s business. His strong leadership skills have been demonstrated through his service as Chief Executive Officer since 1994 and as Chairman of the Board since 1996. He is also the controlling stockholder of Coke Consolidated and, as a member of the founding family of Coke Consolidated, maintains a unique position within the Coca-Cola system.

Sharon A. Decker

Ms. Decker is Chief Operating Officer of Tryon Equestrian Partners, Carolina Operations, an investment group responsible for the development and operation of a premier sports complex and resort in western North Carolina. Prior to holding this position, she served as President of NURAY Media, a multi-media conservation, preservation and restoration company, from January 2015 until August 2015. Ms. Decker served as Secretary of Commerce for the State of North Carolina from January 2013 until December 2014. Prior to that, she was Chief Executive Officer of The Tapestry Group, a faith based non-profit organization, since September 2004, and Chief Executive Officer of North Washington Street Properties, a community redevelopment company, since October 2004. Ms. Decker served as President of The Tanner Companies, a direct seller of women’s apparel, from August 2002 to September 2004. From August 1999 to July 2002, she was President of Doncaster, a division of The Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and managed a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation, an electric power holding company, in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. Ms. Decker is a director of Culp, Inc., a manufacturer of mattress and upholstery fabrics, and serves on the Board of Trustees of the University of North Carolina at Charlotte. She previously served as a director of SCANA Corporation, a diversified utility company, from 2006 to 2013 and from 2015 to 2018 and as a director of Family Dollar Stores, Inc., a discount retailer, from 1999 to 2015.

Ms. Decker brings to the Board a unique and valuable perspective from the numerous executive and leadership positions she has held across a broad range of fields, including non-profit organizations and large public companies. Ms. Decker’s diverse executive experience and extensive experience serving on multiple boards qualify her to serve as a member of the Board.

Morgan H. Everett

Ms. Everett is Senior Vice President of Coke Consolidated, a position she has held since April 2019. Prior to that, she was Vice President of Coke Consolidated, a position she held from January 2016 to March 2019, and Community Relations Director of Coke Consolidated, a position she held from January 2009 to December 2015. Since December 2018, she has served as Chairman of Red Classic Services, LLC and Data Ventures, Inc., two of Coke Consolidated’s operating subsidiaries. She has been an employee of Coke Consolidated since October 2004. Ms. Everett graduated from Southern Methodist University with a B.A. in Communications in 2003, and she is a member of the founding family of Coke Consolidated.

Ms. Everett’s past service to Coke Consolidated, including experience in the operations of Coke Consolidated, and her education qualify her to serve as a member of the Board. Ms. Everett’s service on the Board also adds to the diversity of the Board in both demographics and perspective.

James R. Helvey, III

Mr. Helvey co-founded Cassia Capital Partners, LLC, a registered investment advisor, in 2011 and has served as a managing partner since its formation. From 2005 to 2011, Mr. Helvey was a partner and the Risk Management Officer for CMT Asset Management Limited, a private investment firm. From 2003 to 2004, Mr. Helvey was a candidate for the United States Congress in the 5th District of North Carolina. Mr. Helvey served as Chairman and Chief Executive Officer of Cygnifi Derivatives Services, LLC, an online derivatives services provider, from 2000 to 2002. From 1985 to 2000, Mr. Helvey was employed by J.P. Morgan & Co., serving in a variety of capacities, including as Chair of J.P. Morgan’s Liquidity Committee, Vice Chairman of J.P. Morgan’s Risk Management Committee, Global Head of Derivative Counterparty Risk Management, head of the swap derivative trading business in Asia and head of short-term interest rate derivatives and foreign exchange forward trading in Europe. Mr. Helvey graduated magna cum laude with honors from Wake Forest University. Mr. Helvey was also a Fulbright Scholar at the University of Cologne in Germany and received a Master’s degree in international finance and banking from Columbia University, School of International and Public Affairs, where he was an International Fellow. Mr. Helvey is a director of Computer Task Group, Inc., a publicly traded information technology solutions and services company, Verger Capital Management, LLC and Piedmont Federal Savings Bank, and has also served on the boards of Wake Forest University and the Wake Forest Baptist Medical Center. Mr. Helvey was a director of Pike Corporation, an energy solutions provider, from 2005 to 2014, where he served as Lead Independent Director, Chairman of the Audit Committee and Chairman of the Compensation Committee.

Mr. Helvey’s experience in international business and finance and executive management and as a director of other organizations brings a valuable and necessary perspective to the Board and qualifies him to serve as a member of the Board.

William H. Jones

Dr. Jones serves as Chancellor of Columbia International University, a position he has held since July 2017. Dr. Jones served as President of Columbia International University from 2007 to 2017. Prior to accepting the role of President, Dr. Jones served in senior roles as Provost and Senior Vice President of Columbia International University, where he has also taught since 1990. Dr. Jones also serves as President of the International Leadership Team of Crossover Communications International and served as a member of the Board of Trustees and Finance Committee of the South Carolina Independent Colleges and Universities from 2007 until 2017.

Dr. Jones’ demonstrated leadership skills, board experience, academic credentials and success in managing an academic institution qualify him for service on the Board. Dr. Jones’ strong character and experience in matters of ethics also qualify him for service on the Board.

Umesh M. Kasbekar

Mr. Kasbekar is Vice Chairman of the Board of Coke Consolidated, a position he has held since January 2016. Mr. Kasbekar previously served as Secretary of the Company from August 2012 until May 2017 and as Senior Vice President, Planning and Administration of the Company from June 2005 to December 2015. Prior to that, he was the Company’s Vice President, Planning, a position he was elected to in December 1988.

Mr. Kasbekar has served Coke Consolidated for over 30 years in various positions in the Company’s accounting, finance, distribution, manufacturing, corporate planning and administrative functions, providing him with an essential understanding of the Company’s business and history as well as significant knowledge of the beverage industry. Mr. Kasbekar’s industry expertise and his years of experience with Coke Consolidated make him a valuable member of the Board.

David M. Katz

Mr. Katz is President and Chief Operating Officer of Coke Consolidated, a position he has held since December 2018. Mr. Katz previously served as Executive Vice President and Chief Financial Officer from January 2018 to December 2018, Executive Vice President, Product Supply and Culture & Stewardship from April 2017 to January 2018, Executive Vice President, Human Resources from April 2016 to April 2017 and Senior Vice President from January 2013 to March 2016. He held the position of Senior Vice President, Midwest Region for Coca-Cola Refreshments USA, Inc. (“CCR”) from November 2010 to December 2012. Prior to the formation of CCR, he was Vice President, Sales Operations for Coca-Cola Enterprises Inc.’s (“CCE”) East Business Unit. From 2008 to 2010, he served as Chief Procurement Officer and as President and Chief Executive Officer of Coca-Cola Bottlers’ Sales & Services Company, LLC. He began his Coca-Cola career in 1993 with CCE as a Logistics Consultant.

Mr. Katz’s diverse experience at Coke Consolidated in the areas of executive leadership, finance, product supply, culture and stewardship and human resources, as well as his long-standing service in the Coca-Cola system and his extensive knowledge of the beverage industry, qualify him to serve as a member of the Board.

Jennifer K. Mann

Ms. Mann is Senior Vice President and President of Global Ventures for The Coca-Cola Company, the world’s largest nonalcoholic beverage company, positions she has held since May 2017 and January 2019, respectively. Prior to holding these positions, she served as Chief People Officer of The Coca-Cola Company from May 2017 until March 2019, as Chief of Staff for the Chief Executive Officer of The Coca-Cola Company from October 2015 until October 2018 and as Vice President and General Manager of the Coca-Cola Freestyle platform from July 2012 until September 2015. Ms. Mann joined The Coca-Cola Company in 1997 as a Manager in the National Customer Support division of Coca-Cola North America, and has held numerous leadership roles in strategy, marketing and operations over the course of her career at The Coca-Cola Company, including Director of McDonald’s Customer & Consumer Operations, Director of Good Answer, and Vice President of Foodservice & On-Premise Strategy and Marketing for CCR.

Ms. Mann’s diverse experience in strategy, marketing, operations and innovation as well as her position with The Coca-Cola Company and knowledge of the Coca-Cola system and the beverage industry qualify her to serve as a member of the Board.

James H. Morgan

Mr. Morgan has served as Chairman of Covenant Capital LLC, an investment management firm, since February 2015, after previously serving in that capacity from 2001 to 2008. Mr. Morgan also served as Chairman of Krispy Kreme Doughnuts, Inc., a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, from January 2005 to August 2016, as Chief Executive Officer from January 2008 to June 2014, as President from January 2008 to November 2011 and from April 2012 to June 2014 and as Vice Chairman from March 2004 to January 2005. Previously, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer. Mr. Morgan is a director of Lowe’s Companies, Inc., a home improvement retailer, and was a director of Krispy Kreme Doughnuts, Inc. from 2000 to 2017.

As the current Chairman of Covenant Capital LLC and a former executive at several major public and private companies, Mr. Morgan provides the Board with significant leadership and executive experience. Mr. Morgan’s proven leadership capability and his extensive knowledge of the complex financial and operational issues facing large companies qualify him to serve as a member of the Board.

John W. Murrey, III

Mr. Murrey was an Assistant Professor at Appalachian School of Law in Grundy, Virginia from August 2003 until his retirement in May 2013. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C. in Chattanooga, Tennessee until December 2002, a firm with which he was associated since 1970. Mr. Murrey served as a director of The Dixie Group, Inc., a carpet manufacturer, from 1997 until 2018 and was a director of U.S. Xpress Enterprises, Inc., a truckload carrier, from 2003 until 2007.

Mr. Murrey’s longstanding quality service as a member of the Board, as well as his significant experience serving on the boards of directors of other companies, give him an understanding of the role of a board of directors and qualify him to serve on the Board. Mr. Murrey’s legal background also adds to the diversity of the Board.

Sue Anne H. Wells

Dr. Wells co-founded the Chattanooga Girls Leadership Academy (“CGLA”), a single-gender public charter school providing young women with a rigorous college preparatory education focused on science, technology, engineering, the arts and mathematics, in 2009 and has served as an educator with CGLA since its formation. She is also the owner of Mustang Leadership Partners, an organization dedicated to the protection, preservation and sustainment of the wild American mustang. Dr. Wells currently serves on the boards of the University of Tennessee at Chattanooga, CGLA, the Young Women’s Leadership Academy Foundation, ArtsBuild, The National Mentoring Partnership, Inc. and the Public Education Foundation of Chattanooga, and previously served as a board member of Girls Inc. of Chattanooga and the Siskin Children’s Institute. Dr. Wells graduated from Middlebury College with a M.A. in French and received a Ph.D. in French from the University of North Carolina at Chapel Hill.

Dr. Wells’ extensive service as a director of other organizations and leadership experience qualify her for service on the Board. Dr. Wells is also a member of the founding family of Coke Consolidated and holds a significant pecuniary interest in the stock of Coke Consolidated.

Dennis A. Wicker

Mr. Wicker has been a partner in the law firm of Nelson Mullins Riley & Scarborough LLP in its Raleigh, North Carolina office since November 2009. He served as Lt. Governor of the State of North Carolina from 1993 to 2001. Mr. Wicker also previously served as Chairman of the State Board of Community Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker currently serves on the board of directors of First Bancorp, a bank holding company, and is a member of the Campbell Law School Board of Visitors. Mr. Wicker was a director of Air T, Inc., an air transportation services company, until 2013.

Mr. Wicker’s leadership skills, years of high-quality service on the Board, service on the boards of directors of First Bancorp and Air T, Inc. and experience in public service qualify him for service on the Board.

Richard T. Williams

Mr. Williams served as Vice President of Corporate Community Affairs of Duke Energy Corporation, an electric power holding company, and President of the Duke Energy Foundation, a non-profit philanthropic organization, from March 2012 and March 2007, respectively, until his retirement in December 2015. From May 2008 until March 2012, Mr. Williams served as Vice President, Environmental, Health & Safety of Duke Energy Corporation and as Vice President, Enterprise Field Services of Duke Energy Corporation from January 2006 until May 2008. Mr. Williams currently serves on the boards of HomeTrust Bancshares, Inc., Atrium Health (formerly Carolinas HealthCare System), Hope Haven, Inc., Renaissance West Community Initiative, The Good Fellows Club and the National Association of Corporate Directors—Carolinas Chapter and on the Board of Trustees of Central Piedmont Community College. Mr. Williams previously served on the Board of Trustees of

UNC-Chapel Hill from 1999 until 2007 (chair, 2003-2005) and on the boards of UNC HealthCare System from 2008 until 2012, Greater Charlotte YMCA from 2004 until 2014 (chair, 2011-2013), the Mint Museum from 2004 until 2014 (chair, 2011-2013) and Bank of Commerce, Charlotte from 2008 until 2014.

The executive leadership skills Mr. Williams’ developed as a long-standing executive with Duke Energy Corporation and his extensive service as a director for a multitude of entities, both non-profit and for-profit, qualify him to serve as a member of the Board.

Coke Consolidated is party to an Amended and Restated Stock Rights and Restrictions Agreement, dated February 19, 2009, with The Coca-Cola Company, Carolina Coca-Cola Bottling Investments, Inc. and J. Frank Harrison, III. Under the agreement, The Coca-Cola Company has the right to designate one person for nomination to the Board, and Mr. Harrison and trustees of certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr. have agreed to vote shares of Coke Consolidated stock that they control for the election of such designee. Ms. Mann has been The Coca-Cola Company’s designee on the Board since May 2017.

J. Frank Harrison, III and Sue Anne H. Wells are siblings. J. Frank Harrison, III and Morgan H. Everett are father and daughter. Morgan H. Everett is the niece of Sue Anne H. Wells. In accordance with the operating agreement of the J. Frank Harrison Family, LLC and certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr., Mr. Harrison intends to vote the shares of Coke Consolidated stock owned or controlled by such entities for the election of Dr. Wells to the Board. Mr. Harrison also intends to vote these shares for the election of Ms. Everett to the Board.

Corporate Governance

The Board of Directors

Coke Consolidated is governed by the Board of Directors and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. The Board has adopted written corporate governance policies, principles and guidelines, known as the Corporate Governance and Nominating Guidelines. The Board also has adopted (i) a Code of Ethics for Senior Financial Officers, which applies to the senior financial officers of the Company, which include the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Corporate Controller, the Head of Financial Planning & Analysis and any other person performing similar functions; and (ii) a Code of Business Conduct, which applies to the Company’s directors, officers and employees. The Code of Ethics for Senior Financial Officers and the Code of Business Conduct include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and other related topics.

Documents Available

All of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation Committee and the Executive Committee, as well as the Corporate Governance and Nominating Guidelines, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct, are published on the investor relations portion of the Company’s website, www.cokeconsolidated.com. These materials are also available in print free of charge to any stockholder upon request by contacting the Company in writing at Coca-Cola Consolidated, Inc., 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211, Attention: Secretary, or by telephone at (704) 557-4400. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments to, or waivers from, the Code of Ethics for Senior Financial Officers (to the extent required to be disclosed pursuant to Form 8-K) on the investor relations portion of the Company’s website, www.cokeconsolidated.com. By referring to the Company’s website, www.cokeconsolidated.com, or any portion thereof, including the investor relations portion of the Company’s website, the Company does not incorporate its website or its contents into this Proxy Statement.

Director Independence

The Board of Directors determines the independence of its members based on the standards specified by The NASDAQ Stock Market LLC (“NASDAQ”). The Board is not required to be comprised of a majority of independent directors because Coke Consolidated qualifies as a “controlled company” under the NASDAQ listing standards. Coke Consolidated qualifies as a controlled company because more than 50% of its voting power is controlled by the Company’s Chairman and Chief Executive Officer (the “Controlling Stockholder”). NASDAQ adopted its “controlled company” rule in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company through his or her ownership rights.

In conducting its review of director independence, the Board, except as noted below, considered all transactions, relationships or arrangements between each director (and his or her immediate family members and affiliates) and each of Coke Consolidated, its management and its independent registered public accounting firm in each of the most recent three completed fiscal years, including the following transactions, relationships and arrangements all of which are within the NASDAQ independence standards.

Name	Matter(s) Considered
Sharon A. Decker	Ordinary course sponsorship agreements and beverage sales to Tryon International Equestrian Center, an affiliate of Tryon Equestrian Partners. Ms. Decker is Chief Operating Officer of Tryon Equestrian Partners, Carolina Operations but has no ownership interest therein.
William H. Jones	Ordinary course beverage sales to Columbia International University and affiliates of Columbia International University. Dr. Jones is the Chancellor of Columbia International University.

The Board did not consider transactions with entities in which a director or immediate family member served only as a trustee or director because the Board believes that the nature of the separate relationships the Company and the director or an immediate family member each have with these organizations would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board also did not consider de minimis amounts of entertainment of directors paid for by employee-directors or executive officers.

Based on its review, the Board has determined that the following seven directors and director nominees, comprising more than one-half of the Board, are independent: Sharon A. Decker, James R. Helvey, III, William H. Jones, James H. Morgan, John W. Murrey, III, Dennis A. Wicker and Richard T. Williams. The Board also has determined that each member of the Audit Committee and the Compensation Committee (see membership information below under “—Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The independent members of the Board meet at least twice each year in executive session without the other directors.

Board Leadership Structure

The Board does not have a general policy regarding the separation of the roles of Chairman and Chief Executive Officer, or CEO. The Company’s Amended and Restated By-laws (the “By-laws”) permit these positions to be held by the same person, and the Board believes that it is in the best interests of Coke Consolidated to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on the Company’s circumstances at a particular time.

Mr. Harrison currently serves as both the Chairman of the Board and the CEO of Coke Consolidated. The Board has determined that it is appropriate for Mr. Harrison to serve as both Chairman and CEO (i) in recognition of Mr. Harrison’s ownership of a controlling equity interest in Coke Consolidated and unique position within the Company and the Coca-Cola system and (ii) because it provides an efficient structure that permits the Company to present a unified vision to its constituencies.

In March 2020, the Board reappointed Mr. Wicker to serve as Lead Independent Director. The Lead Independent Director (i) presides over all meetings of the independent directors in executive session, (ii) serves as a liaison between the Chairman of the Board and the independent directors, (iii) has authority to call meetings of the independent directors and (iv) serves as a contact person to facilitate communications between employees, stockholders and others with the independent directors.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Executive Committee. Committee members and committee chairs are appointed by the Board. The members and chairs of these committees are identified in the following table:

Name	Audit Committee	Compensation Committee	Executive Committee
J. Frank Harrison, III			Chairman
Sharon A. Decker	X	X
Morgan H. Everett
James R. Helvey, III	X
William H. Jones	X
Umesh M. Kasbekar
David M. Katz			X
Jennifer K. Mann
James H. Morgan	Chairman	X	X
John W. Murrey, III
Sue Anne H. Wells
Dennis A. Wicker	X	Chairman	X
Richard T. Williams		X

Each committee of the Board of Directors functions pursuant to a written charter adopted by the Board. The following table provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2019
Audit Committee

•   Assists the Board in its oversight of (i) the Company’s accounting and financial reporting processes, (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company’s independent registered public accounting firm and (v) the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm.

•   Appoints, compensates, retains and oversees the work of the Company’s independent registered public accounting firm.

•   Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements and earnings releases.

•   Considers and pre-approves all audit services, internal control-related services and permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm.

•   Assists the Board in its oversight of enterprise risk management.

•   Reviews and, if appropriate, approves or ratifies related person transactions.

•   Monitors the adequacy of the Company’s reporting and internal controls.

•   Reports regularly to the Board.

•   The Board of Directors has determined that each of Messrs. Helvey and Morgan is an “audit committee financial expert” within the meaning of the SEC rules.

		4
Compensation Committee

•   Oversees the administration of the Company’s compensation plans.

•   Reviews and approves the compensation of the executive officers.

•   Reviews and approves the compensation of the members of the Board.

•   Reviews and approves employment offers and arrangements, severance arrangements, retirement arrangements, change in control arrangements and other benefits for each executive officer.

•   Oversees regulatory compliance and risk regarding compensation matters.

•   Appoints individuals to serve as members of the Corporate Benefits Committee for the broad-based employee health and welfare and retirement benefit plans sponsored by the Company and receives periodic reports from such committee regarding its significant actions.

•   Reports regularly to the Board.

		2
Executive Committee	• Assists the Board in handling matters that need to be addressed before the next scheduled Board meeting. • Identifies, evaluates and recommends director candidates to the Board. • Reports regularly to the Board.	1

The Board may also establish other committees from time to time as it deems necessary.

Director Meeting Attendance

The Board of Directors held five meetings during fiscal 2019. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2019. Absent extenuating circumstances, each director is required to attend the Company’s annual meeting of stockholders. Thirteen of the Company’s 14 directors in office at the time attended the 2019 Annual Meeting of Stockholders.

Director Nomination Process

The Board does not have a standing Nominating Committee comprised solely of independent directors. The Board is not required to have such a committee because Coke Consolidated qualifies as a “controlled company” under the NASDAQ listing standards as further described under “—Director Independence” beginning on page 15.

The Board has delegated to the Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the Board, subject to the final approval of the Controlling Stockholder who is also a member of the Executive Committee. Because Coke Consolidated is a controlled company and all director candidates must be acceptable to the Controlling Stockholder, the Board has approved the following nomination and appointment process to provide the Company’s constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates appropriately recommended by stockholders.

In evaluating director candidates, the Executive Committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the Executive Committee considers the following factors in addition to any other factors deemed appropriate by the Executive Committee:

•	whether the candidate is of the highest ethical character and shares the values of the Company;

•	whether the candidate’s reputation, both personal and professional, is consistent with the image and reputation of the Company;

•	whether the candidate possesses expertise or experience that will benefit the Company and that is desirable given the current makeup of the Board;

•	whether the candidate represents a diversity of viewpoints, backgrounds, experiences or other demographics;

•	whether the candidate is “independent” as defined by the applicable NASDAQ listing standards and other applicable laws, rules or regulations regarding independence;

•	whether the candidate is eligible to serve on the Audit Committee or other Board committees under the applicable NASDAQ listing standards and other applicable laws, rules or regulations;

•	whether the candidate is eligible by reason of any legal or contractual requirements affecting the Company or its stockholders;

•

whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

•

whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•

if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the Executive Committee may consider in identifying director candidates, but the Executive Committee does not have a formal policy regarding board diversity. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. The Executive Committee will not recommend any potential director candidate that is not acceptable to the Controlling Stockholder.

Stockholder Recommendations of Director Candidates

Stockholders may recommend a director candidate to be considered for the Company’s 2021 Annual Meeting of Stockholders by submitting the candidate’s name in accordance with provisions of the By-laws, which require advance notice to the Company and certain other information. Written notice must be received by the Company’s Secretary at Coca-Cola Consolidated, Inc., 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting; provided, however, that in the event that the date of the 2021 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 12, 2021, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to the date of the 2021 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must contain certain information about the director candidate and the stockholder submitting the nomination, as set forth in the By-laws, including (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, such nominee’s name, age, business address and, if known, residence address, principal occupation or employment, the class and number of shares of any capital stock of the Company which are beneficially owned by such person and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the SEC rules promulgated under the Exchange Act, and (ii) as to the stockholder giving the notice and any Stockholder Associated Person (as defined in the By-laws), the name and address of such stockholder and any Stockholder Associated Person, as they appear on the Company’s books, the class or series and number of shares of the Company which are directly or indirectly owned beneficially and of record by such stockholder or Stockholder Associated Person and any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person, and any other direct or indirect opportunity of such stockholder or Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of the shares of the Company, any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or Stockholder Associated Person has a right to vote any shares of any security of the Company, any short interest of such stockholder or Stockholder Associated Person in any security of the Company (for purposes of the By-laws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), any rights to dividends on the shares of the Company owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the Company, any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to receive, either directly or indirectly, based on any increase or decrease in the value of shares of the Company or Derivative Instruments. A stockholder who is interested in recommending a director candidate should request a copy of the By-laws by writing to the Company’s Secretary at Coca-Cola Consolidated, Inc., 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

Prohibitions Against Hedging or Short Selling

Coke Consolidated maintains an Insider Trading Policy that prohibits any hedging or short selling (profiting if the market price decreases) of Coke Consolidated securities by any director, officer or employee of the Company or any of its subsidiaries.

Policy for Review of Related Person Transactions

Coke Consolidated’s Code of Business Conduct includes the Company’s policy regarding the review and approval of certain related person transactions. In accordance with the Code of Business Conduct, all material transactions or conflicts of interest involving members of the Board or the Company’s executive officers must be reported to and approved by the Audit Committee. Under the Code of Business Conduct, a material conflict of interest does not include any employment relationship involving a director, executive officer or immediate family member of a director or executive officer and any related compensation solely resulting from that employment relationship if the relationship and the related compensation have been approved by the Compensation Committee.

For purposes of the Code of Business Conduct, any related person transaction that is required to be reported in the Company’s proxy statements under the SEC rules is deemed to be a “material” transaction and must be reported to and approved by the Audit Committee. Management determines whether a transaction is a material transaction that requires approval by the Audit Committee. The Audit Committee has approved each of the related person transactions described below under “—Related Person Transactions.”

In the course of its review and, if appropriate, approval or ratification of a related person transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

The Board also forms special committees from time to time for the purpose of approving certain related person transactions.

Related Person Transactions

The Company’s business consists primarily of the production, marketing and distribution of nonalcoholic beverages of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components of its soft drink products, either concentrate or syrup, are manufactured. Accordingly, the Company routinely engages in various transactions with The Coca-Cola Company and its affiliates. As of March 16, 2020, The Coca-Cola Company owned approximately 27% of Coke Consolidated’s total outstanding Common Stock and Class B Common Stock on a consolidated basis, representing approximately 5% of the total voting power of Coke Consolidated Common Stock and Class B Common Stock voting together.

System Transformation Transactions with The Coca-Cola Company

In October 2017, the Company completed a series of transactions with The Coca-Cola Company and CCR, a wholly owned subsidiary of The Coca-Cola Company, which were initiated in April 2013 as part of The Coca-Cola Company’s multi-year refranchising of its North American bottling territories (the “System Transformation”). Through several asset purchase and asset exchange transactions with The Coca-Cola Company and CCR, the Company significantly expanded its distribution and manufacturing operations through the acquisition and exchange of distribution territories and regional manufacturing facilities. The Company now distributes, markets and manufactures nonalcoholic beverages in territories spanning 14 states and the District of Columbia, and operates a total of 13 manufacturing facilities (including one facility owned by a manufacturing cooperative in which the Company is a shareholder).

Beverage Distribution and Manufacturing Agreements with The Coca-Cola Company and CCR

The Company has (i) exclusive rights to distribute, promote, market and sell certain beverages and beverage products of The Coca-Cola Company pursuant to a comprehensive beverage agreement with The Coca-Cola Company and CCR and (ii) rights to manufacture, produce and package certain beverages bearing trademarks of The Coca-Cola Company at the Company’s manufacturing facilities pursuant to a regional manufacturing agreement with The Coca-Cola Company. These agreements, which are the Company’s principal agreements with The Coca-Cola Company and its affiliates following completion of the System Transformation, are described below.

Distribution Agreement with The Coca-Cola Company and CCR. The Company has exclusive rights to distribute, promote, market and sell certain beverages and beverage products of The Coca-Cola Company in certain distribution territories pursuant to a comprehensive beverage agreement with The Coca-Cola Company and CCR entered into on March 31, 2017 (as amended, the “CBA”), in exchange for which the Company is required to make quarterly sub-bottling payments to CCR. The amount of these payments is based on gross profit derived from the Company’s sales of beverages and beverage products of The Coca-Cola Company as well as certain cross-licensed beverage brands not owned or licensed by The Coca-Cola Company. These sub-bottling payments to CCR are for the distribution territories the Company acquired in the System Transformation and are not applicable to the territories the Company served prior to the System Transformation or to those territories the Company acquired in an exchange transaction. During fiscal 2019, the Company made sub-bottling payments of $27.2 million to CCR pursuant to the CBA. The Company accounts for the quarterly sub-bottling payments as contingent consideration.

For more information about the accounting treatment of the quarterly sub-bottling payments, see Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019.

The CBA contains provisions that apply in the event of a potential sale of the Company or its aggregate businesses related to the distribution, promotion, marketing and sale of beverages and beverage products of The Coca-Cola Company. Pursuant to the CBA, the Company may only sell its distribution business to either The Coca-Cola Company or third-party buyers approved by The Coca-Cola Company. The Company can obtain a list of approved third-party buyers from The Coca-Cola Company on an annual basis or can seek The Coca-Cola Company’s approval of a potential buyer upon receipt of a third-party offer to purchase the distribution business. If the Company wishes to sell its distribution business to The Coca-Cola Company and is unable to agree with The Coca-Cola Company on the terms of a binding purchase and sale agreement, including the purchase price for the distribution business, the CBA provides that the Company may either withdraw from negotiations or initiate a third-party valuation process to determine the purchase price and, upon this determination, opt to continue with the potential sale to The Coca-Cola Company. If the Company elects to continue with the potential sale, The Coca-Cola Company would then have the option to (i) purchase the distribution business at the purchase price determined by the third-party valuation process and pursuant to the sale terms set forth in the CBA (including, to the extent not otherwise agreed to by the Company and The Coca-Cola Company, default non-price terms and conditions of the acquisition agreement) or (ii) elect not to purchase the distribution business, in which case the CBA would be automatically amended to, among other things, permit the Company to sell its distribution business to any third party without obtaining The Coca-Cola Company’s prior approval.

The CBA further provides:

•

the right of The Coca-Cola Company to terminate the CBA in the event of an uncured default by the Company, in which case The Coca-Cola Company (or its designee) is required to acquire the Company’s distribution business;

•

the requirement that the Company maintain an annual equivalent case volume per capita change rate that is not less than one standard deviation below the median of the rates for all U.S. Coca-Cola bottlers for the same period; and

•	the requirement that the Company make minimum, ongoing capital expenditures in its distribution business at a specified level.

The CBA prohibits the Company from producing, manufacturing, preparing, packaging, distributing, selling, dealing in or otherwise using or handling any beverages, beverage components or other beverage products (i) other than the beverages and beverage products of The Coca-Cola Company and certain expressly permitted cross-licensed brands and (ii) unless otherwise consented to by The Coca-Cola Company. The CBA has a term of 10 years and is renewable by the Company indefinitely for successive additional terms of 10 years, unless earlier terminated as provided therein.

For more information about the CBA, see “Item 1. Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019.

Manufacturing Agreement with The Coca-Cola Company. The Company has rights to manufacture, produce and package certain beverages bearing trademarks of The Coca-Cola Company at the Company’s manufacturing facilities pursuant to a regional manufacturing agreement with The Coca-Cola Company entered into on March 31, 2017 (as amended, the “RMA”). These beverages may be distributed by the Company for its own account in accordance with the CBA, or may be sold by the Company to certain other U.S. Coca-Cola bottlers and to the Coca-Cola North America division of The Coca-Cola Company (“CCNA”) in accordance with the RMA. Pursuant to the RMA, the prices (or certain elements of the formulas used to determine the prices) that the Company charges for these sales to CCNA or other U.S. Coca-Cola bottlers are unilaterally established by CCNA from time to time.

Under the RMA, the Company’s aggregate business primarily related to the manufacture of certain beverages of The Coca-Cola Company and permitted third-party beverage products are subject to the same agreed upon sale process provisions in the CBA, including the obligation to obtain The Coca-Cola Company’s prior approval of a potential purchaser of the Company’s manufacturing business, and provisions for the sale of such business to The Coca-Cola Company. The RMA requires that the Company make minimum, ongoing capital expenditures in its manufacturing business at a specified level. The Coca-Cola Company has the right to terminate the RMA in the event of an uncured default by the Company under the CBA or in the event of an uncured breach of the Company’s material obligations under the RMA or the Company’s national product supply governance agreement.

The RMA prohibits the Company from manufacturing any beverages, beverage components or other beverage products (i) other than the beverages and beverage products of The Coca-Cola Company and certain expressly permitted cross-licensed brands and (ii) unless otherwise consented to by The Coca-Cola Company. Subject to The Coca-Cola Company’s termination rights, the RMA has a term that continues for the duration of the term of the CBA.

For more information about the RMA, see “Item 1. Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019.

Concentrates and Syrups; Marketing Programs

The Company’s agreements with The Coca-Cola Company generally entitle the Company to purchase concentrates and syrups at prices, on terms of payment, and on other terms and conditions of supply as determined from time to time by The Coca-Cola Company in its sole discretion. Coke Consolidated also has entered into supplemental agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will sell syrups and concentrates to the Company at prices no greater than those charged to other bottlers party to agreements substantially similar to those between the Company and The Coca-Cola Company.

Coke Consolidated has an incidence-based pricing agreement with The Coca-Cola Company that establishes the prices charged by The Coca-Cola Company to the Company for (i) concentrates of sparkling and certain still beverages produced by the Company and (ii) certain purchased still beverages. On February 5, 2019, the Company entered into a new incidence agreement with The Coca Cola Company that amended, restated and superseded the prior incidence agreement with The Coca-Cola Company. Under this agreement, the prices charged by The Coca-Cola Company are subject to quarterly adjustment as described in the agreement based on the determination of The Coca Cola Company’s incidence revenue and are impacted by a number of factors, including the incidence rate in effect, the Company’s pricing and sales of finished products, the channels in which the finished products are sold and package mix. The Coca-Cola Company has no rights under the incidence-based pricing agreement to establish the resale prices at which the Company sells its products, but does have rights to establish pricing under other agreements, including the RMA.

The CBA requires the Company to use all approved means and to spend such funds on advertising and other forms of marketing as reasonably required to create, stimulate and satisfy demand for The Coca-Cola Company’s beverages and beverage products in the Company’s territories. Coke Consolidated is required to meet with The Coca-Cola Company each year to present its annual and long-range operating, marketing, management and advertising plans, including financial plans showing that Coke Consolidated has the financial capacity to perform its duties and obligations to The Coca-Cola Company.

Although The Coca-Cola Company has provided Coke Consolidated with marketing funding support in the past, the Company’s bottling agreements generally do not obligate The Coca-Cola Company to do so.

The following table summarizes the significant transactions between Coke Consolidated and The Coca-Cola Company during fiscal 2019:

Transactions	$ Amount (in millions)
Payments made by the Company to The Coca-Cola Company for:
Concentrate, syrup, sweetener and other purchases	$1,187.9
Customer marketing programs	144.9
Cold drink equipment parts	28.2
Brand investment programs	13.3

Payments made by The Coca-Cola Company to the Company for:
Marketing funding support payments	$98.0
Fountain delivery and equipment repair fees	41.7
Presence marketing funding support on the Company’s behalf	8.0
Facilitating the distribution of certain brands and packages to other Coca-Cola bottlers	5.1

Other Transactions Involving The Coca-Cola Company

Piedmont Coca-Cola Bottling Partnership. In 1993, Piedmont Coca-Cola Bottling Partnership (“Piedmont”) was formed by Coke Consolidated and The Coca-Cola Company to distribute and market nonalcoholic beverage products under trademarks of The Coca-Cola Company and other third-party licensors primarily in portions of North Carolina and South Carolina. Coke Consolidated owns a 77.3% interest in Piedmont and The Coca-Cola Company owns the remaining 22.7% interest thereof. The initial term of the Piedmont partnership agreement was through July 2, 2018, with automatic successive two-year renewal periods unless any party provides 12 months’ written notice of termination prior to the expiration of the then-current term, but it can be terminated earlier under certain circumstances. Each partner’s interest is subject to limitations on transfer, rights of first refusal and other purchase rights in the case of specified events.

Coke Consolidated manufactures and packages products for and manages Piedmont pursuant to a management agreement. Coke Consolidated receives a management fee based on total case sales, reimbursement for out-of-pocket expenses and reimbursement for sales branch, divisional and other expenses. Unless terminated earlier in the event of certain change of control events, a termination of Piedmont or a material default by either party, the term of the management agreement continues for the duration of the term of the Piedmont partnership agreement. During fiscal 2019, Coke Consolidated received management fees of $36.0 million from Piedmont. Coke Consolidated sells product at cost to Piedmont, which amounted to $151.1 million in fiscal 2019. Coke Consolidated also leases various fleet and vending equipment to Piedmont at cost, which amounted to $8.0 million in fiscal 2019.

Coke Consolidated has agreed to provide financing to Piedmont of up to $100.0 million under an agreement that expires on December 31, 2020 with automatic one-year renewal periods unless either the Company or Piedmont provides 10 days’ prior written notice of cancellation to the other party before any such one-year renewal period begins. Piedmont pays Coke Consolidated interest on its borrowings at Coke Consolidated’s average monthly cost of borrowing, taking into account all indebtedness of the Company and its consolidated subsidiaries, as determined as of the last business day of each calendar month, plus 0.5%. There were no amounts outstanding under this agreement as of December 29, 2019.

Piedmont has agreed to provide financing to the Company of up to $200.0 million under an agreement that expires on December 31, 2022 with automatic one-year renewal periods unless a demand for payment of any amount borrowed by Coke Consolidated is made by Piedmont prior to any such termination date. Borrowings under the revolving loan agreement bear interest on a monthly basis at a rate that is the average rate for the month on A1/P1-rated commercial paper with a 30-day maturity, which was 1.74% at December 29, 2019. There was $163.3 million outstanding under this agreement as of December 29, 2019.

Amended and Restated Stock Rights and Restrictions Agreement. On January 27, 1989, Coke Consolidated entered into a Stock Rights and Restrictions Agreement (the “Rights and Restrictions Agreement”) with The Coca-Cola Company, under which The Coca-Cola Company agreed (i) not to acquire additional shares of Coke Consolidated Common Stock or Class B Common Stock except in certain circumstances and (ii) not to sell or otherwise dispose of shares of Coke Consolidated Class B Common Stock without first converting them into Coke Consolidated Common Stock except in certain circumstances.

On February 19, 2009, Coke Consolidated entered into an Amended and Restated Stock Rights and Restrictions Agreement (the “Amended Rights and Restrictions Agreement”) with The Coca-Cola Company, Carolina Coca-Cola Bottling Investments, Inc. and J. Frank Harrison, III, the Company’s Chairman and CEO. In connection with entering into the Amended Rights and Restrictions Agreement, The Coca-Cola Company converted all of its 497,670 shares of Coke Consolidated Class B Common Stock into an equivalent number of shares of Coke Consolidated Common Stock. The material terms of the Amended Rights and Restrictions Agreement include the following:

•

so long as no person or group controls more of Coke Consolidated’s voting power than is collectively controlled by J. Frank Harrison, III, trustees under the will of the late J. Frank Harrison, Jr. and any trust that holds shares of Coke Consolidated stock for the benefit of the descendants of the late J. Frank Harrison, Jr. (collectively, the “Harrison Family”), The Coca-Cola Company will not acquire additional shares of Coke Consolidated stock without Coke Consolidated’s consent;

•

so long as no person or group controls more of Coke Consolidated’s voting power than is controlled by the Harrison Family, the Company has a right of first refusal with respect to any proposed disposition by The Coca-Cola Company of shares of Coke Consolidated stock;

•	The Coca-Cola Company has certain registration rights with respect to shares of Coke Consolidated stock owned by it; and

•

as long as The Coca-Cola Company holds the number of shares of Coke Consolidated stock that it currently owns, it has the right to have its designee proposed by the Company for nomination to the Board, and J. Frank Harrison, III and trustees of certain trusts established for the benefit of members of the Harrison Family have agreed to vote shares of Coke Consolidated stock which they control in favor of such designee.

The Amended Rights and Restrictions Agreement also provides The Coca-Cola Company the option to exchange its 497,670 shares of Coke Consolidated Common Stock for an equivalent number of shares of Coke Consolidated Class B Common Stock in the event any person or group acquires control of more of Coke Consolidated’s voting power than is controlled by the Harrison Family.

The Amended Rights and Restrictions Agreement eliminated certain provisions of the prior Rights and Restrictions Agreement, including The Coca-Cola Company’s option and obligation to maintain certain equity and voting percentages in the Company and its preemptive right to acquire shares of Coke Consolidated stock.

Jennifer K. Mann has been The Coca-Cola Company’s designee on the Board since May 2017. Ms. Mann did not participate in discussions or votes by the Board relating to the System Transformation.

Other Related Person Transactions

Coke Consolidated leases the Snyder Production Center and an adjacent sales facility in Charlotte, North Carolina from Harrison Limited Partnership One (“HLP”) pursuant to a 10-year lease expiring on December 31, 2020. HLP is directly and indirectly owned by trusts of which J. Frank Harrison, III, the Company’s Chairman and CEO, and Sue Anne H. Wells, a director of the Company, are trustees and beneficiaries and of which Morgan H. Everett, Coke Consolidated’s Senior Vice President and a director of the Company, is a permissible, discretionary beneficiary. Pursuant to its terms, the annual base rent payable under this lease agreement is subject to an adjustment for an inflation factor. Rental payments related to this lease were $4.4 million in fiscal 2019. The principal balance outstanding under this financing lease as of December 29, 2019 was $4.3 million. This lease agreement was negotiated under the supervision of a special committee of the Board, comprised of independent directors with no interest in the transaction. The Board of Directors has formed a special committee of the Board to consider purchase, lease and other alternatives available to the Company in connection with the scheduled expiration of the lease with HLP.

Coke Consolidated leases its corporate headquarters and an adjacent office facility in Charlotte, North Carolina from Beacon Investment Corporation (“Beacon”), of which J. Frank Harrison, III is the majority stockholder and Morgan H. Everett is a minority stockholder. On December 30, 2019, Coke Consolidated entered into a new lease agreement with Beacon for a 10-year term from January 1, 2020 through December 31, 2029, with an option for the Company to renew the lease agreement for two successive terms of five years each. Total payments under the prior lease agreement with Beacon were $4.5 million in fiscal 2019. The principal balance outstanding under the prior financing lease as of December 29, 2019 was $6.8 million. The new lease agreement was approved by the Audit Committee and a special committee of the Board formed to consider purchase, lease and other alternatives available to the Company in connection with the scheduled expiration of the prior lease relating to the Company’s corporate facilities.

Morgan H. Everett, Coke Consolidated’s Senior Vice President and a member of the Board, is the daughter of J. Frank Harrison, III, the Company’s Chairman and CEO. During fiscal 2019, Ms. Everett received total compensation of approximately $446,267. Ellison C. Glenn, a Director of Financial Planning & Analysis at Coke Consolidated, is the son-in-law of Mr. Harrison. During fiscal 2019, Mr. Glenn received total compensation of approximately $148,154. The compensation for Ms. Everett and Mr. Glenn was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Compensation Committee, which is comprised entirely of independent directors, reviewed and approved the compensation paid to Ms. Everett and Mr. Glenn during fiscal 2019. Mr. Harrison does not have a financial interest in the Company’s employment relationship with Ms. Everett or Mr. Glenn, nor does he share a home with either of them.

Certain trusts of which J. Frank Harrison, III and Sue Anne H. Wells are trustees and beneficiaries and Morgan H. Everett is a permissible, discretionary beneficiary have the right to acquire 292,386 shares of Class B Common Stock from Coke Consolidated in exchange for an equal number of shares of Common Stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of Class B Common Stock acquired. The trusts do not own any shares of Common Stock with which to make the exchange, and any purchase of Common Stock would require approval by the trustees of the trusts.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Coke Consolidated faces. The Board of Directors is responsible for overseeing management’s approach to risk management. The involvement of the full Board in reviewing the Company’s strategic objectives and plans is a key part of the Board’s assessment of management’s approach and tolerance to risk. While the Board of Directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the Board assist it in fulfilling that responsibility.

The Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in its oversight of the evaluation and management of risks related to Coke Consolidated’s compensation policies and practices.

The Board believes that this division of responsibilities is the most effective risk management approach and that the Board leadership structure supports this approach. With his in-depth knowledge and understanding of Coke Consolidated’s business gained from his 42 years of employment with the Company and his position as the Controlling Stockholder and a member of the founding family of Coke Consolidated, Mr. Harrison is uniquely positioned to lead the Board, particularly as it focuses on identifying and managing the key strategic risks facing the Company.

Communications with the Board of Directors

Stockholders and other interested parties can communicate directly with any of the Company’s directors, including its non-employee directors or the Lead Independent Director, by sending a written communication to a director c/o Secretary at Coca-Cola Consolidated, Inc., 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. All communications received in accordance with these procedures will be promptly reviewed by the Secretary before being forwarded to the appropriate director or directors. The Company generally will not forward to directors a communication that the Secretary determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

Director Compensation

The table below sets forth the compensation paid to each non-employee director who served on the Board of Directors in fiscal 2019. Directors who are also employees of Coke Consolidated (in fiscal 2019, Messrs. Harrison, Flint, Kasbekar and Katz and Ms. Everett) do not receive compensation (other than their compensation as employees of the Company) for their service on the Board.

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)	Total ($)
Sharon A. Decker	$176,100	—	$176,100
James R. Helvey, III	172,900	—	172,900
William H. Jones	172,900	—	172,900
Jennifer K. Mann	160,000	—	160,000
James H. Morgan	195,700	—	195,700
John W. Murrey, III	160,000	—	160,000
Sue Anne H. Wells	160,000	—	160,000
Dennis A. Wicker	204,700	—	204,700
Richard T. Williams	161,600	—	161,600

(1)

The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal 2019. In August 2018, the Board of Directors formed a special committee of the Board, composed of Messrs. Helvey, Jones, Morgan and Wicker and Ms. Decker, to consider purchase, lease and other alternatives available to the Company in connection with the scheduled expiration of the Company’s leases (i) with HLP relating to the Snyder Production Center and an adjacent sales facility in Charlotte, North Carolina and (ii) with Beacon relating to the Company’s corporate headquarters and an adjacent office facility in Charlotte, North Carolina. In fiscal 2019, the Company paid each committee member $6,500 for his or her consideration of alternatives to the Company’s prior lease with Beacon. These fees are included in this column. See “Corporate Governance—Related Person Transactions—Other Related Person Transactions” for additional information regarding the leases with HLP and Beacon.

The elements of compensation for the Company’s non-employee directors are as follows:

Basic Annual Retainer for All Non-Employee Directors	$160,000
Supplemental Annual Retainer for Chairman of the Audit Committee	18,000
Supplemental Annual Retainer for Chairman of the Compensation Committee	12,000
Supplemental Annual Retainer for Lead Independent Director	15,000
Award for Each Audit, Compensation and Executive Committee Meeting Attended	1,600

The Compensation Committee reviews and approves compensation of the members of the Board. In approving annual director compensation, the Compensation Committee considers recommendations of management and approves the recommendations with such modifications as the committee deems appropriate.

Under the Coca-Cola Consolidated, Inc. (formerly Coca-Cola Bottling Co. Consolidated) Director Deferral Plan, non-employee directors may defer payment of all or a portion of their annual retainer and meeting fees until they no longer serve on the Board. Deferred fees are deemed to be invested in mutual funds selected by the directors from a predetermined list of funds. When a director retires or resigns, the director is entitled to receive cash payments in installments based upon the amount of fees deferred and the investment return on the selected investment.

Compensation Discussion and Analysis

This section explains Coke Consolidated’s executive compensation program as it relates to the following executive officers (the “named executive officers”) of the Company:

J. Frank Harrison, III	Chairman of the Board and Chief Executive Officer
F. Scott Anthony	Executive Vice President and Chief Financial Officer
David M. Katz	President and Chief Operating Officer
Umesh M. Kasbekar	Vice Chairman of the Board
Robert G. Chambless	Executive Vice President, Franchise Beverage Operations

This discussion includes statements regarding financial and operating performance targets in the limited context of the Company’s executive compensation program. Investors should not evaluate these statements in any other context. These statements are not statements of management’s expectations of future results or guidance.

Executive Summary

The goals for the Company’s executive compensation program are to provide compensation that is:

•	competitive to attract and retain appropriate executive talent;

•	affordable and appropriately aligned with stockholder interests;

•	fair, equitable and consistent as to each component of compensation;

•	designed to motivate the executive officers to achieve the Company’s annual and long-term strategic goals and to reward performance based on the attainment of those goals;

•	designed to appropriately balance risk and reward in the context of the Company’s business environment and long-range business plans;

•	designed to consider individual value and contribution to the Company’s success;

•

reasonably balanced across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives;

•	sensitive to, but not exclusively reliant upon, market benchmarks; and

•	responsive to the Company’s succession planning objectives.

The Compensation Committee of the Board (referred to as the “Committee” in this section and the “Executive Compensation Tables” section) seeks to accomplish these goals in a way that is consistent with the purpose and core values of the Company and the long-term interests of the Company and its stockholders and employees.

In making decisions about executive compensation, the Committee relies primarily on its general experience and subjective considerations of various factors, including individual and corporate performance, the Company’s strategic business goals and compensation survey data. The Committee does not set specific targets or benchmarks for overall compensation or for allocations between different elements and types of compensation.

The Committee oversees the compensation program for the Company’s executive officers with the assistance of senior management. The Committee reviews, approves and determines all elements of compensation for each executive officer.

The following table lists the key elements of the Company’s 2019 executive compensation program:

Key Elements of 2019 Executive Compensation Program

Element	Description	Purpose
Base Salaries	Fixed cash compensation based on position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential.	Provide a fixed, baseline level of cash compensation.
Annual Bonus Plan	Cash payment tied to performance during the fiscal year.	Motivate executive officers to achieve the Company’s annual strategic and financial goals.
Long-Term Performance Plan	Cash payment tied to performance over a three-year period. The CEO does not participate in this plan.	Promote retention and motivate executive officers to achieve the Company’s long-term strategic and financial goals.
Long-Term Performance Equity Plan	Incentive awards granted to the CEO with payouts based on the Company’s achievement of specified performance goals during the applicable performance period. Awards settled in cash, shares of Coke Consolidated Class B Common Stock or a combination of cash and shares of Coke Consolidated Class B Common Stock.	Promote the best interests of the Company and its stockholders by providing the CEO with incentive compensation linked to the Company’s achievement of its long-range business plan.
Officer Retention Plan	Supplemental defined benefit plan providing retirement and severance benefits.	Attract executive talent and promote retention with a long-term perspective.
Long-Term Retention Plan	Supplemental defined contribution plan providing retirement and severance benefits.	Attract executive talent and promote retention with a long-term perspective.
Supplemental Savings Incentive Plan	Supplemental deferred compensation plan enabling executive officers to defer a portion of their annual salary and of their awards under the Annual Bonus Plan and the Long-Term Performance Plan.	Promote retention, encourage executive officers to save for retirement and provide retirement savings in a tax-efficient manner.
Other Benefits and Executive Compensation Policies	Premiums paid for life and disability insurance, annual executive allowance, personal use of corporate aircraft, annual physicals, relocation benefits and income and employment tax gross-ups.	Attract and retain executive talent and enhance efficiency.

Determining Executive Compensation

Discretion and Subjective Judgment of Committee

The Committee reviews and determines all compensation for the executive officers.

In determining base salaries, annual and long-term incentive targets and all other matters related to executive compensation, the Committee relies on its general experience and subjective considerations of various factors, including the Company’s strategic business goals, compensation survey data and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential.

Annual Compensation Reviews

The Committee conducts an annual review of executive officer compensation to determine if changes are appropriate. As part of this review, management submits recommendations to the Committee for review and approval.

Management’s recommendations are determined based on an annual compensation review process conducted by senior management, including the named executive officers. This process includes reviewing self-assessments completed by each executive officer, job performance reviews completed by each executive officer’s supervising manager and comparative compensation data provided by management’s compensation consultant. Based on this process, the President and Chief Operating Officer and the Executive Vice President, General Counsel and Secretary make specific compensation recommendations to the CEO. The CEO reviews and approves the compensation recommendations for all executive officers, including the named executive officers, before they are submitted to the Committee.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the executive officers with any modifications the Committee deems appropriate. The Committee may also adjust compensation for specific individuals at other times during the year.

Role of Compensation Consultants and Market Analysis

Management retained Korn Ferry to assist with an overall review of the compensation program and to provide general advice and counsel regarding various executive and director compensation matters. During the first quarter of 2019, Korn Ferry completed a comparative study of the Company’s executive compensation program relative to peer companies and survey data, which was considered by the Committee in connection with its decisions regarding compensation for 2019 (the “2019 Executive Compensation Review”). A Korn Ferry representative attended the 2019 Committee meetings and also met in executive session with the Committee.

The 13 peer group companies used for the 2019 Executive Compensation Review were all publicly traded companies similar in size to the Company and in the food and beverage industry. The peer group consisted of the following companies:

Company Name	2018 Net Reported Revenues ($ in billions)
Brown-Forman Corporation	$3.324
Constellation Brands, Inc.	8.116
Flowers Foods, Inc.	3.952
Keurig Dr Pepper Inc.	7.442
Lancaster Colony Corporation	1.308
McCormick & Company, Incorporated	5.409
Molson Coors Beverage Company (f/k/a Molson Coors Brewing Company)	10.770
Monster Beverage Corporation	3.807
Primo Water Corporation (f/k/a Cott Corporation)	2.373
Sanderson Farms, Inc.	3.236
Seneca Foods Corporation	1.200
The Hain Celestial Group, Inc.	2.302
TreeHouse Foods, Inc.	5.812

Coke Consolidated	4.625
Median	3.807
Average	4.542

Management and the Committee used the studies and other publicly available compensation surveys and data as a point of reference to assess whether the compensation for each of the executive officers is within a reasonably competitive range between the 40th and 75th percentiles of companies of similar size and whether any variation above or below the range is appropriate.

Base Salaries

Base salaries are the foundation of the Company’s executive compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential. Base salary levels also impact amounts paid under other elements of the Company’s executive compensation program, including annual bonuses, long-term performance awards and retirement benefits.

The Committee approved the following adjustments of the named executive officers’ base salaries effective March 25, 2019, except as noted below for Mr. Katz:

Name	2018 Base Salary	2019 Base Salary	% Increase
Mr. Harrison	$1,129,395	$1,157,630	2.5%
Mr. Anthony	$525,000	$525,000	0.0%
Mr. Katz	$625,000	$700,000	12.0%
Mr. Kasbekar	$630,360	$646,119	2.5%
Mr. Chambless	$625,000	$640,625	2.5%

The base salary adjustments were in line with the 2.5% target merit salary increase for the Company’s senior officers. Mr. Anthony’s base salary was not increased in 2019 because the Committee approved his base salary when he joined the Company on November 30, 2018. Mr. Katz’s base salary increase was effective December 31, 2018 and was higher than the target salary increase to reflect his promotion to President and Chief Operating Officer effective on that date.

Annual Bonus Plan

All of the named executive officers participate in the Company’s Annual Bonus Plan. The Company’s Annual Bonus Plan provides each executive officer the opportunity to receive an annual cash award based on the achievement of corporate performance goals and individual performance.

The formula for computing annual bonus payouts is as follows:

Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	Overall Goal Achievement Factor (%)	x	Individual Performance Factor	=	Bonus Award Earned

Target Bonus Percentage

In the first quarter of each year, the Committee approves a target bonus percentage for each executive officer, expressed as a percentage of base salary. Target bonus percentages are determined based on each executive officer’s position and level of responsibility.

The target bonus percentages for the named executive officers for 2019 were as follows:

Name	2019 Target Bonus Percentage (% of Base Salary)
Mr. Harrison	100%
Mr. Anthony	60%
Mr. Katz	100%
Mr. Kasbekar	80%
Mr. Chambless	75%

The target bonus percentages for the named executive officers (other than Mr. Anthony and Katz) remained unchanged from 2018 as a percent of base salary. The Committee established the 2019 Annual Bonus Plan target of 60% of Mr. Anthony’s base salary at the time he joined the Company on November 30, 2018. The target bonus percentage for Mr. Katz increased to 100% (from 75%) in connection with his promotion to President and Chief Operating Officer effective December 31, 2018.

Overall Goal Achievement Factor

The overall goal achievement factor is calculated based on the Company’s achievement of annual corporate performance goals determined for each performance measure under the Annual Bonus Plan. The target performance goal for each performance measure was in each case equal to or greater than the target performance in the Company’s 2019 operating plan. The following table summarizes the performance measures and related corporate performance goals approved by the Committee for 2019:

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
EBIT	40%	$100.0 million	$160.0 million	$180.0 million
Free Cash Flow	40%	$0.0 million	$60.0 million	$80.0 million
Revenue	20%	$4.643 billion	$4.843 billion	$5.043 billion

The Annual Bonus Plan for 2018 included EBIT, Net Debt Reduction and Revenue weighted 75%, 15% and 10%, respectively, as performance measures. In 2019, the Committee substituted Free Cash Flow for Net Debt Reduction as a performance measure under the Annual Bonus Plan and assigned an equal weighting of 40% to the EBIT and Free Cash Flow performance measures to focus senior management on enhancing current and future profitability of the Company. While both EBIT and Free Cash Flow measure profitability, EBIT measures the current year’s operating profitability taking into account all cash and non-cash expenses other than interest and taxes. Free Cash Flow, on the other hand, measures the Company’s ability to generate sufficient profit to fund spending on equipment and assets as well as changes in working capital which will support the generation of profit in future years. The Committee chose to use both profitability measures to provide a balanced assessment of the Company’s current profitability and its ability to sustain profitability over the longer term.

The Committee retained Revenue as a performance measure in the Annual Bonus Plan for 2019 with a 20% weight. The Committee believes the Revenue performance measure, together with the profitability performance measures, encourage senior management to grow the Company’s top-line profitably.

Even though Net Debt Reduction was eliminated as a performance measure under the Annual Bonus Plan for 2019, the Committee continued to encourage senior management to focus on the Company’s debt levels by adding Leverage Ratio as a performance measure under the 2019 Long-Term Plan as discussed below.

The performance measures are defined as follows:

•

“EBIT” is the acronym for Earnings Before Interest and Taxes and means income from operations determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”);

•	“Free Cash Flow”(1) means the change in long-term debt and obligations under financing leases (both current and noncurrent) net of cash and cash equivalents; and

•	“Revenue” means net sales revenue determined on a consolidated basis in accordance with GAAP.

(1)

Free Cash Flow is a non-GAAP financial performance measure used solely for evaluating the Company’s performance in connection with the determination of the amount of incentive compensation earned under the 2019 Annual Bonus Plan. Non-GAAP financial measures are not an alternative for the Company’s reported results prepared in accordance with GAAP.

The Committee also approved the threshold, target and maximum performance goals for each performance measure under the 2019 Annual Bonus Plan. If the threshold goal is not achieved for a given measure, there will be no payout on that measure. Increasingly larger payouts will be awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal:

Performance Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Annual Bonus Plan, in determining the overall goal achievement factor, the Committee may make adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects the Company’s normalized operating performance in the ordinary course of business. Adjustments to EBIT and Free Cash Flow totaled $15.3 million and $1.6 million, respectively. No adjustments were made to Revenue. In general, these adjustments relate to unplanned or unanticipated events and nonrecurring System Transformation items. Examples of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum and asset impairments related to supply chain optimization efforts.

The following table reflects the calculation of the overall goal achievement factor for 2019:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
EBIT	40%	$160.0 million	$196.0 million	150.0%	60.00%
Free Cash Flow	40%	$60.0 million	$80.6 million	150.0%	60.00%
Revenue	20%	$4.843 billion	$4.827 billion	95.9%	19.17%

Overall Goal Achievement Factor					139.17%

Individual Performance Factor

The Committee sets the individual performance factor for each named executive officer during the first quarter of each fiscal year based on its subjective judgment of the executive officer’s performance for the prior fiscal year, including consideration of the executive officer’s annual performance evaluation, special projects the executive may be assigned during the year and management’s recommendations. The target individual performance factor is 1.0; the maximum individual performance factor is 1.5.

Annual Bonus Calculation

Based on the Committee’s determinations as described above, the bonus amounts paid to the named executive officers for 2019 were calculated as follows:

Name	Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	Overall Goal Achievement Factor	x	Individual Performance Factor	=	Bonus Award Earned
Mr. Harrison	$1,157,630	x	100%	x	139.17%	x	1.00	=	$1,611,074
Mr. Anthony	$525,000	x	60%	x	139.17%	x	1.10	=	$482,224
Mr. Katz	$700,000	x	100%	x	139.17%	x	1.10	=	$1,071,609
Mr. Kasbekar	$646,119	x	80%	x	139.17%	x	1.05	=	$755,331
Mr. Chambless	$640,625	x	75%	x	139.17%	x	1.05	=	$702,102

Long-Term Performance Plan

The Long-Term Performance Plan delivers a targeted percentage of base salary to each participant based on the achievement of long-term goals of the Company. The Long-Term Performance Plan is offered to the executive officers and other key employees. A three-year performance cycle is generally established each year for determining compensation under the Long-Term Performance Plan.

The Committee approved the Long-Term Performance Plan to promote retention of executive officers and key employees, increase the proportion of their total performance-based compensation, and provide an incentive to achieve the Company’s long-term strategic and financial goals.

The general formula for computing awards under the Long-Term Performance Plan is as follows:

Target Award	x	Long-Term Performance Factor (%)	=	Award Earned

2019 Long-Term Plan

In the first quarter of 2019, the Committee established the Long-Term Performance Plan for the 2019-2021 three-year period (the “2019 Long-Term Plan”).

The Committee approved target awards under the 2019 Long-Term Plan based on its consideration of each executive officer’s base salary, position and level of responsibility, succession planning considerations, the Company’s historical grant practices and market benchmark data provided by Korn Ferry. Payouts with respect to the target awards will be made in early 2022 depending on the Company’s achievement of specified average annual corporate performance goals during the three-year performance period.

The following table reflects the target awards granted to the named executive officers under the 2019 Long-Term Plan:

	2019 Long-Term Plan Target Awards
Name	% of Base Salary	$ Amount
Mr. Anthony	60%	$315,000
Mr. Katz	100%	$700,000
Mr. Kasbekar	80%	$516,895
Mr. Chambless	75%	$480,469

The target awards for the named executive officers (other than Messrs. Anthony and Katz) remained unchanged from 2018 as a percent of base salary. The Committee established the 2019 Long-Term Plan target of 60% of Mr. Anthony’s base salary at the time he joined the Company on November 30, 2018. The target percentage for Mr. Katz increased to 100% (from 75%) in connection with his promotion to President and Chief Operating Officer effective December 31, 2018.

The long-term performance factor is calculated based on the Company’s achievement of average annual corporate performance goals during the three-year performance period. The following table summarizes the corporate performance measures and weights approved by the Committee for the 2019 Long-Term Plan:

Performance Measure	Weight
Leverage Ratio	50%
EBIT	30%
EBIT Margin	20%

The 2018 Long-Term Plan included Earnings per Share (“EPS”), Leverage Ratio, Return on Assets, and Revenue weighted 40%, 40%, 10% and 10%, respectively, as performance measures. In 2019, the Committee eliminated EPS, Return on Assets, and Revenue as performance measures for the Long-Term Performance Plan. The Committee introduced EBIT Margin and EBIT as two new performance measures and assigned weightings of 30% and 20%, respectively, to focus senior management on enhancing the efficiency and quality of earnings along with the profitability from operations. The Committee retained Leverage Ratio as a performance measure and increased the weighting from 40% to 50%. The Committee believes the Leverage Ratio performance measure encourages senior management to focus on the Company’s debt levels. The Committee selected Leverage Ratio, EBIT and EBIT Margin as the performance measures under the 2019 Long-Term Plan because the Committee believes the achievement of goals with respect to these measures is consistent with the long-term interests of the Company’s stockholders.

The performance measures are defined as follows:

•

“Leverage Ratio”(1) means long-term debt and obligations under financing leases (both current and noncurrent) less cash and cash equivalents, divided by the sum of income from operations, depreciation and amortization, all determined on a consolidated basis in accordance with GAAP;

•	“EBIT” is the acronym for Earnings Before Interest and Taxes and means income from operations determined on a consolidated basis in accordance with GAAP; and

•	“EBIT Margin” means the percentage determined by dividing EBIT by Revenue.

(1)

Leverage Ratio is a non-GAAP financial performance measure used solely for evaluating the Company’s performance in connection with the determination of the amount of incentive compensation earned under the 2019 Long-Term Plan. Non-GAAP financial measures are not an alternative for the Company’s reported results prepared in accordance with GAAP.

The Committee approved the threshold, target and maximum performance goals for each performance measure under the 2019 Long-Term Plan. The target performance goals are set at a level believed by management to be reasonably achievable. The economic and business environment facing the Company remains challenging and therefore the Company’s ability to achieve the target goals under the 2019 Long-Term Plan is uncertain.

If the threshold goal is not achieved for a given measure, there will be no payout on that measure. Increasingly larger payouts will be awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal:

Performance Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Long-Term Performance Plan, in determining the long-term performance factor, the Committee may make adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects the Company’s normalized operating performance in the ordinary course of business. In general, these potential adjustments relate to unplanned or unanticipated events and nonrecurring System Transformation items. Examples of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum and asset impairments related to supply chain optimization efforts.

Awards, if any, under the 2019 Long-Term Plan will be paid in early 2022 based on the Company’s audited consolidated financial results for fiscal years 2019 through 2021. Consistent with the Company’s historical practice of compensating executive officers (other than the CEO) in cash, the awards will be paid in cash instead of equity due to the limited number of shares of Coke Consolidated stock held by stockholders who are not affiliates of the Company and the limited trading volume of Coke Consolidated Common Stock.

2017 Long-Term Plan

In the first quarter of 2017, the Committee established the Long-Term Performance Plan for the 2017-2019 three-year period (the “2017 Long-Term Plan”). Awards under the 2017 Long-Term Plan were paid in early 2020 based on the Company’s audited consolidated financial results for fiscal years 2017 through 2019. The awards were calculated as follows:

Name	2017 Long-Term Plan Target Awards	x	Long-Term Performance Factor	=	Award Earned
Mr. Anthony(1)	N/A		N/A		N/A
Mr. Katz	$416,588	x	123.0%	=	$512,403
Mr. Kasbekar	$494,400	x	123.0%	=	$608,112
Mr. Chambless	$416,588	x	123.0%	=	$512,403

(1)	Mr. Anthony was not eligible to participate in the 2017 Long-Term Plan, because he commenced employment with the Company on November 30, 2018.

The following table reflects the calculation of the long-term performance factor under the 2017 Long-Term Plan:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Average Earnings Per Share	40%	$8.10	$8.79	130.0%	52.0%
Average Debt/Operating Cash Flow	40%	3.45	3.39	110.0%	44.0%
Average Return on Total Assets	10%	2.54%	2.81%	140.0%	14.0%
Average Revenue	10%	$4.602 billion	$4.702 billion	130.0%	13.0%

Overall Goal Achievement Factor					123.0%

In determining the long-term performance factor, the Committee made adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflected the Company’s normalized operating performance in the ordinary course of business. Adjustments to Earnings Per Share, Debt to Operating Cash Flow, Return on Total Assets and Revenue, averaged over the performance period, totaled $5.65 per share, 0.51, 1.73% and $110.3 million, respectively. In general, these adjustments relate to unplanned or unanticipated events and nonrecurring System Transformation items. Examples of such adjustments include the following: (i) planned results of territory acquisitions that were never completed, (ii) impacts of sales to other bottlers related to supply chain governance decisions made out of management’s control, (iii) impacts of certain accounting changes made during the performance period, (iv) mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum, (v) mark-to-market adjustments required on acquisition related contingent consideration and (vi) asset impairments related to supply chain optimization efforts.

Long-Term Performance Equity Plan

Mr. Harrison participates in the Long-Term Performance Equity Plan, an incentive plan approved by the Company’s stockholders in 2018 to succeed a 10-year performance unit award to Mr. Harrison that expired at the end of 2018. The Long-Term Performance Equity Plan permits the Committee to design and award incentive compensation to Mr. Harrison based on the Company’s achievement of performance goals that are reflective of the Company’s long-range plan. Awards granted to Mr. Harrison under the Long-Term Performance Equity Plan are earned based on the Company’s attainment of performance measures specified by the Committee during a performance period. Mr. Harrison may elect to have awards earned under the Long-Term Performance Equity Plan settled in cash and/or shares of Class B Common Stock.

In 2018, the Committee approved the first incentive award to Mr. Harrison under the Long-Term Performance Equity Plan. The performance measures and threshold, target and maximum levels of performance and weightings for the 2018-2020 three-year incentive award are identical to the performance measures and threshold, target and maximum levels of performance and weightings for awards under the 2018 Long-Term Plan. The 2018 award will be earned based on Company performance during the 2018-2020 three-year period, and, to the extent earned, will be paid to Mr. Harrison in early 2021.

In March 2019, the Committee approved the following awards to Mr. Harrison under the Long-Term Performance Equity Plan: (i) a transition incentive award with a target value of $5,100,000 for the 2019 one-year period and (ii) an incentive award with a target value of $6,200,000 for the 2019-2021 three-year period. The performance measures and threshold, target and maximum levels of performance and weightings for the 2019 one-year transition incentive award are identical to the performance measures and threshold, target and maximum levels of performance and weightings for awards under the 2019 Annual Bonus Plan described above. The performance measures and threshold, target and maximum levels of performance and weightings for the 2019-2021 three-year incentive award are identical to the performance measures and threshold, target and maximum levels of performance and weightings for awards under the 2019 Long-Term Plan described above. The amount of the incentive awards earned will be determined by the Committee and paid to Mr. Harrison in early 2020 (in the case of the 2019 one-year transition incentive award) or 2022 (in the case of the 2019-2021 three-year incentive award), in each case, based on the Company’s audited consolidated financial results for the applicable performance period and any adjustments made by the Committee.

The bonus amount paid to Mr. Harrison for the 2019 one-year transition award was calculated as follows:

Name	2019 One-Year Award Target Value	x	Overall Goal Achievement Factor	=	Bonus Award Earned
Mr. Harrison	$5,100,000	x	139.17%	=	$7,097,670

Officer Retention and Long-Term Retention Plans

Historically, the Committee has emphasized retention as a key objective of the Company’s executive compensation program. The Company maintains two supplemental retirement plans—the Officer Retention Plan (the “ORP”) and the Long-Term Retention Plan (the “LTRP”)—for the purpose of attracting and retaining executive talent until retirement and promoting a long-term perspective. These plans are also provided in light of the Company’s historical practice of not using equity as a significant component of compensation (except for the CEO). The material terms of the ORP and the LTRP are described on page 47 and beginning on page 49, respectively.

Mr. Harrison and Mr. Kasbekar ceased accruing supplemental retirement benefits under the ORP when they attained age 60. The ORP provides for payments of a participant’s accrued retirement benefit following the participant’s retirement from the Company without interest or actuarial increase if payment of an ORP benefit is deferred due to continued employment past age 60. To provide a retention incentive for them to remain employed with the Company, the Committee approved discretionary annual contributions to the SSIP (as defined below) accounts of Mr. Harrison and Mr. Kasbekar in 2019 of $1.03 million and $400,000, respectively. The discretionary contributions also compensate Mr. Harrison and Mr. Kasbekar for the time value of the deferred payment of their ORP benefits while they remain employed with the Company.

In connection with his recruitment by the Company, the Committee also approved annual discretionary contributions to the SSIP account of Mr. Anthony of $100,000 for each of the years 2019 through 2023, subject to his continued employment with the Company.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan (the “SSIP”) allows the executive officers to defer a portion of their annual salary and of their awards under the Annual Bonus Plan and the Long-Term Performance Plan. The Company may match up to 50% of the first 6% of salary deferred. The Company may also make additional discretionary contributions to the participants’ accounts.

Prior to 2006, participants could elect to receive a fixed annual return of up to 13% on their account balances. This election provided participants with an above-market rate of return and resulted in a long-term fixed liability for the Company that was not contingent on its corporate performance. For these reasons, the Committee eliminated the option to receive a fixed rate of return for all deferrals and Company contributions made on or after January 1, 2006. The fixed rate of return option was not eliminated for deferrals and Company contributions made before January 1, 2006. The material terms of the SSIP are described beginning on page 48.

Other Benefits and Executive Compensation Policies

Pension Plan

The Company maintains a tax-qualified defined benefit pension plan. Effective June 30, 2006, no new participants may become eligible to participate in the plan and the benefits under the plan for existing participants, including the named executive officers, were frozen. Messrs. Anthony and Katz do not participate in the pension plan because their employment with the Company began after June 30, 2006.

401(k) Savings Plan

The Company maintains a tax-qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code for substantially all of its employees who are not part of collective bargaining agreements, including the named executive officers. Employee elective deferral contributions to the 401(k) Savings Plan are made on a pre-tax basis and are subject to contribution limitations in the Internal Revenue Code. The Company provides a fixed matching contribution equal to 70% of the first 5% of base salary deferred under the 401(k) Savings Plan. The Company may make an additional discretionary contribution based on the Company’s performance equal to 30% of the first 5% of base salary deferred under the 401(k) Savings Plan. The Company funded all of the discretionary matching contribution for 2019.

Severance and Change in Control

The Company’s senior executive officers, including the named executive officers, do not have employment agreements, but they are entitled to certain payments under the various plans described in this section in connection with a termination of employment or a change in control of the Company. With respect to termination of employment, each executive officer is entitled to certain payments upon termination without cause, voluntary resignation or termination due to death or disability. The terms of the severance provisions are described beginning on page 50.

Change in control benefits are provided to ensure that in the event of a friendly or hostile change in control, the Company’s executive officers will be able to advise the Board about the potential transaction, without being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change in control.

The Committee does not consider the change in control provisions in determining the forms or amounts of other compensation. The terms of the change in control provisions are described beginning on page 50.

Personal Benefits

The Company provides personal benefits to the named executive officers that management and the Committee believe are reasonable, competitive and consistent with the Company’s overall objective of attracting and retaining executive talent. The Committee believes the value of providing these benefits to the named executive officers outweighs the cost of the benefits. The cost of these benefits to Coke Consolidated is reflected under All Other Compensation (Column (h)) in the 2019 Summary Compensation Table on page 42.

Each of the named executive officers is provided with an annual executive allowance. Each named executive officer has the flexibility to keep or spend the allowance and is not required to report to the Company how the allowance is spent. The Company provides the annual executive allowance to:

•	minimize decisions regarding the types of benefits provided;

•	give the named executive officers choice and flexibility;

•	fix the Company’s expenses with respect to these types of benefits; and

•	eliminate inequity among the named executive officers.

Each of the named executive officers received an annual executive allowance for 2019. The amount of the allowance was $45,000 for Mr. Harrison, $15,000 for Mr. Anthony and $25,000 for each of the other named executive officers. These amounts were determined based on the Company’s annual average costs of providing historical personal benefits that were replaced by the annual executive allowance, including the costs of prior income tax reimbursements paid in connection with the historical benefits.

The Company continues to pay long-term disability and life insurance premiums for the named executive officers.

The Board requires the CEO to use the Company’s corporate aircraft whenever reasonable for both business and personal travel. This benefit increases the level of safety and security for Mr. Harrison and his family. Making the aircraft available to Mr. Harrison also allows him to efficiently and securely conduct business during both business and personal flights and eliminates the inefficiencies of commercial travel. The Board believes that the value of making the aircraft available to Mr. Harrison and his family, in terms of convenience, security and saving time, results in an efficient form of compensation for Mr. Harrison.

Other executive officers may use the Company’s corporate aircraft for personal purposes with Mr. Harrison’s permission and subject to the oversight of the Committee and the Board. Depending on availability, family members of executive officers may travel on the corporate aircraft to accompany executives on business. There is nominal or no incremental cost to the Company for these passengers.

For certain elements of compensation, the Company also pays income and employment tax gross-ups to provide the full benefit of the compensation.

Tax and Accounting Considerations

The Committee considers the tax and accounting effects of compensation elements when designing the Company’s incentive and equity compensation plans. In order to maintain flexibility in compensating executive officers, however, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Under Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act in December 2017, the Company may not deduct compensation in excess of $1 million paid to “covered individuals” (as defined in Section 162(m) which includes all of the named executive officers). Therefore, compensation in excess of $1 million paid to the named executive officers in 2018 and later years is not deductible by the Company for federal income tax purposes unless it qualifies for a transition relief provision included in the Tax Cuts and Jobs Act for certain arrangements in place as of November 2, 2017.

Executive Compensation Tables

The following tables and related narratives present the compensation for the named executive officers in the format specified by the SEC.

I. 2019 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)		Non-Equity Incentive Plan Compensation ($) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
J. Frank Harrison, III Chairman of the Board and Chief Executive Officer	2019 2018 2017	$1,151,114 1,123,859 1,099,188	— — —	$	— 7,551,200 6,982,000	$8,708,743 979,750 1,018,670	$402,382 117,681 279,024	$1,445,385 1,846,153 1,736,752	$11,707,624 11,618,643 11,115,634

F. Scott Anthony Executive Vice President and Chief Financial Officer	2019	525,000	$75,000		—	482,224	—	213,380	1,295,604

David M. Katz President and Chief Operating Officer	2019 2018 2017	700,000 617,531 590,094	— — —		— — —	1,584,012 857,855 820,586	156,250 156,250 156,250	275,379 210,300 160,751	2,715,641 1,841,936 1,727,681

Umesh M. Kasbekar Vice Chairman of the Board	2019	642,482	—		—	1,363,443	413,467	488,865	2,908,257

Robert M. Chambless Executive Vice President, Franchise Beverage Operations	2019 2018	637,019 617,531	— —		— —	1,214,505 817,191	290,044 199,499	194,906 193,585	2,336,474 1,827,806

Salary (Column (c))

The amounts shown in the “Salary” column include amounts deferred by the named executive officers under the 401(k) Savings Plan and the SSIP.

Bonus (Column (d))

The amount shown in the “Bonus” column for Mr. Anthony for 2019 represents the second installment payment of the $150,000 sign-on bonus awarded to Mr. Anthony in connection with the commencement of employment with the Company on November 30, 2018. Mr. Anthony received the first installment payment of the sign-on bonus in 2018.

Stock Awards (Column (e))

The amounts shown in the “Stock Awards” column represent the grant date fair values of 40,000 performance units awarded to the CEO, subject to vesting, in each of 2018 and 2017. The grant date fair values of the awards were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 based on the Committee’s expectations as of the grant dates regarding the probable level of vesting of the awards. For purposes of calculating the grant date fair values, the Committee assumed the maximum level of vesting of each of the awards. Note 20 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018 contains more information about the Company’s accounting for the performance unit awards.

Non-Equity Incentive Plan Compensation (Column (f))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent (i) for the CEO, the performance-based cash awards earned under the 2019 Annual Bonus Plan and the Long-Term Performance Equity Plan for the 2019 one-year period and (ii) for the other named executive officers, the performance-based cash awards earned under the 2019 Annual Bonus Plan and the 2017 Long-Term Plan, as follows:

Name	2019 Annual Bonus Plan ($)	2019 Long-Term Performance Equity Plan ($)	2017 Long-Term Plan ($)	Total ($)
Mr. Harrison	$1,611,073	$7,097,670	—	$8,708,743
Mr. Anthony	482,224	—	—	482,224
Mr. Katz	1,071,609	—	$512,403	1,584,012
Mr. Kasbekar	755,331	—	608,112	1,363,443
Mr. Chambless	702,102	—	512,403	1,214,505

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (g))

The following table breaks out the amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2019:

Name	Pension Plan ($)(1)	Officer Retention Plan ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
Mr. Harrison	$188,881	—	$213,501	$402,382
Mr. Anthony	—	—	—	—
Mr. Katz	—	$156,250	—	156,250
Mr. Kasbekar	156,530	—	256,937	413,467
Mr. Chambless	85,800	183,929	20,315	290,044

(1)

The amounts shown in this column reflect the aggregate increase in the present value of each executive’s benefit under the Pension Plan (as defined below) from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding each executive officer’s accumulated benefits under the Pension Plan is presented beginning on page 46.

(2)

The amounts shown in this column reflect the aggregate increase in the present value of each executive’s benefit under the ORP from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding each executive officer’s accumulated benefits under the ORP is presented on page 47.

(3)

The amounts shown in this column reflect the portion of annual earnings on each executive’s principal balance under the SSIP that is deemed to be “above-market interest” under the SEC rules. Additional information regarding the SSIP is presented beginning on page 48. The SSIP was amended in 2005 to eliminate the payment of above-market interest on salary deferrals and contributions made after 2005.

All Other Compensation (Column (h))

The following table describes each component of the “All Other Compensation” column for 2019. The amounts shown reflect the incremental cost to Coke Consolidated for each of the benefits:

Name	Company Contributions to Defined Contribution Plans ($)	Life Insurance ($)	Tax Gross-Ups ($)	Executive Allowance ($)	Personal Use of Corporate Aircraft ($)	Relocation ($)	Other ($)	Total ($)
Mr. Harrison	$1,077,067	$8,106	$53,907	$45,000	$253,477	—	$7,828	$1,445,385
Mr. Anthony	125,649	4,700	20,395	15,000	—	$45,986	1,650	213,380
Mr. Katz	203,742	4,442	5,730	25,000	6,815	—	29,650	275,379
Mr. Kasbekar	432,456	17,572	7,452	25,000	—	—	6,385	488,865
Mr. Chambless	142,283	7,737	10,869	25,000	—	—	9,017	194,906

The following describes each of the benefits reflected in the above table:

Company Contributions to Defined Contribution Plans. The Company makes matching and discretionary contributions to the executives’ accounts under the SSIP and the 401(k) Savings Plan and to the accounts of the executives (other than Messrs. Harrison, Kasbekar and Anthony) under the LTRP. The Company currently matches up to 50% of the first 6% of base salary deferred into the SSIP. The Company may also make discretionary contributions to participants’ SSIP accounts. The Company makes matching contributions to the executives’ accounts under the 401(k) Savings Plan of up to 5% of each executive’s eligible compensation based on the Company’s 2019 performance. The Company’s matching contribution is comprised of a 3.5% fixed component and a 1.5% discretionary component. The Company funded all of the 1.5% discretionary matching contribution for 2019. The amount of the annual contributions to the LTRP is determined based on each executive’s position and level of responsibility, performance and job tenure, and is specified in an individual participation agreement with the executive at the time the executive commences participation in the LTRP.

Life Insurance. The Company pays excess group life insurance and individual life insurance for certain named executive officers.

Tax Gross-Ups. The Company pays income tax and employment tax gross-ups with respect to certain long-term disability and life insurance premiums, personal use of corporate aircraft, relocation benefits and social security and Medicare tax gross-ups with respect to the increase in vested benefits in the ORP.

Executive Allowance. The annual executive allowance is intended to establish an equitable distribution among the executive group of the monies previously spent on executive perquisites. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to the Company how the allowance is spent.

Personal Use of Corporate Aircraft. The incremental cost of personal use of the Company’s corporate aircraft is calculated based on the average cost of fuel, crew travel, on-board catering, trip-related maintenance, landing fees and trip-related hangar and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hangar expenses and general taxes and insurance are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use.

Relocation. The Company provided relocation assistance benefits to Mr. Anthony for his relocation from California to the Charlotte, North Carolina area.

Other. Other is comprised of premiums for supplemental long-term disability insurance and directors fees paid by manufacturing cooperatives comprised of Coca-Cola bottlers in which the Company is a member to Mr. Katz for his services as a director of such cooperatives.

II. 2019 Grants of Plan-Based Awards

The following table shows grants of plan-based awards made to the named executive officers in March 2019:

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Plan(1)	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Mr. Harrison	ABP 2019 LTPEP 2019-21 LTPEP	$115,763 510,000 620,000	$1,157,630 5,100,000 6,200,000	$2,604,668 7,650,000 9,300,000
Mr. Anthony	ABP LTP	31,500 31,500	315,000 315,000	708,750 472,500
Mr. Katz	ABP LTP	70,000 70,000	700,000 700,000	1,575,000 1,050,000
Mr. Kasbekar	ABP LTP	51,690 51,690	516,895 516,895	1,163,014 775,343
Mr. Chambless	ABP LTP	48,047 48,047	480,469 480,469	1,081,055 720,703

(1)	Incentive award opportunities were granted under the following plans in 2019:

ABP	2019 Annual Bonus Plan

2019 LTPEP	2019 One-Year Long-Term Performance Equity Plan

2019-21 LTPEP	2019-2021 Three-Year Long-Term Performance Equity Plan

LTP	2019 Long-Term Plan

The material terms of each plan are described in the “Compensation Discussion and Analysis” section beginning on page 29.

(2)

The threshold award amounts shown for the ABP, the LTPEP and the LTP are equal to 50% of the lowest weighted performance measure. The lowest weighted performance measure under the ABP, the LTPEP and the LTP was 20%.

(3)	The target award amounts shown for the ABP were computed using an individual performance factor of 1.0.

(4)	The maximum award amounts shown for the ABP were computed using the maximum individual performance factor of 1.5.

III. Defined Benefit Plans

The Company maintains a traditional, tax-qualified pension plan (the “Pension Plan”) for certain non-union employees, including the named executive officers. On June 30, 2006, the Pension Plan stopped accepting new participants and the benefits under the Pension Plan for existing participants were frozen. The Company also maintains the ORP, a supplemental nonqualified retirement plan, for key executives, including certain of the named executive officers. In March 2014, the Company stopped granting new awards of supplemental retirement benefits under the ORP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Mr. Harrison	Pension Plan	30	$1,312,769	—
	Officer Retention Plan	24	14,411,990	—

Mr. Anthony	Pension Plan	0	—	—
	Officer Retention Plan	0	—	—

Mr. Katz	Pension Plan	0	—	—
	Officer Retention Plan	7	1,093,750	—

Mr. Kasbekar	Pension Plan	25	899,257	—

	Officer Retention Plan	27	5,008,046	—
	Split-Dollar and Deferred Compensation Replacement Agreement	15	696,143	—

Mr. Chambless	Pension Plan	15	358,419	—
	Officer Retention Plan	14	1,896,429	—

(1)

The amounts shown in this column are equal to the number of years of benefit service for which the officer has received credit under the plan. None of the named executive officers have received benefit credit service under the plans for years of service in addition to their actual years of service with the Company which are as follows: Mr. Harrison—42 years, Mr. Anthony—1 year, Mr. Katz—7 years, Mr. Kasbekar—36 years and Mr. Chambless—33 years.

(2)

The amounts shown in this column are the present values of each named executive officer’s accumulated benefits under the plans as of December 29, 2019. See Note 18 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019 for a description of the valuation method and material assumptions used to determine the present values of the accumulated benefits under the Pension Plan. Each named executive officer’s accumulated benefits under the ORP are determined in accordance with the terms of the ORP, as discussed below.

Pension Plan

The Pension Plan is a traditional, tax-qualified defined benefit plan. The benefits under the plan were frozen on June 30, 2006, and since that date no additional employees have become participants in the plan and no additional benefits have accrued. On June 30, 2006, all participants in the plan became fully vested in their accrued benefits under the plan.

Each participant’s accrued benefit is determined based on the participant’s “average compensation” as defined in the plan as of December 31, 2005 and “years of service” as defined in the plan as of June 30, 2006. As a tax-qualified pension plan, the maximum amount of compensation taken into account for each year under the terms of the plan is limited by the Internal Revenue Code. In 2006, this limit was $220,000. On December 29, 2019, the plan benefit of each of the named executive officers, except for Messrs. Anthony and Katz, was based on the maximum average compensation permitted by the plan and provides a benefit value equal to the amount shown in the above table under the “Present Value of Accumulated Benefit” column. Messrs. Anthony and Katz were hired after the plan was frozen, so they are not participants in the plan.

Participants may retire at or after age 65 and receive their full benefit under the plan. Participants who have not reached age 65 but who have reached age 55 and have at least 10 years of service may retire and receive a reduced retirement benefit. Reductions for early retirement are 7.75% per year for the first five years and 4.00% per year for each additional year retirement is earlier than age 65. Mr. Harrison is eligible to retire and receive his full benefit under the plan. Mr. Kasbekar is currently eligible for early retirement under the plan.

Benefits are payable as a single life annuity for participants who are single when payment of their plan benefit commences or as a 50% joint and survivor annuity over the life of the participant and spouse for participants who are married when payment of their plan benefit commences unless an optional form of payment is elected.

Available optional forms of payment are an annuity payable in equal monthly payments over a period of 10 years and thereafter for life, or a 75% or 100% joint and survivor annuity over the lives of the participant and spouse or other beneficiary. Benefits of $50,000 or less may be distributed in a lump sum. If a participant dies before the participant begins to receive retirement benefits, the surviving spouse will receive the value of a 50% joint and survivor benefit.

Officer Retention Plan

The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits that may be provided under the Pension Plan. As such, the Company maintains the ORP, which is a supplemental nonqualified defined benefit plan, to provide some of the Company’s key executives, including the named executive officers, with retirement benefits in excess of Internal Revenue Code limitations as well as additional supplemental benefits.

Under the ORP, the named executive officers are entitled to the full amount of their accrued benefit under the plan upon reaching age 60, the normal retirement age under the plan. The amount of each participant’s normal retirement benefit is determined based on the participant’s position and level of responsibility, performance and job tenure, and is specified in the participant’s individual agreement under the ORP.

Plan benefits are paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant upon joining the plan. The monthly installment amounts are computed using an 8% discount rate using simple interest compounded monthly.

Participants who terminate employment prior to normal retirement age are eligible to receive a benefit based on their accrued retirement benefit if their employment is terminated due to death or total disability or their vested accrued benefit if their employment is terminated other than due to death or total disability. Participants are also eligible to receive a benefit based on the benefit they would have accrued through age 60 if they are employed upon a change in control. In the event of death, the benefits are payable in a lump sum. In the event of a change in control, the benefits become payable in either a lump sum or in equal monthly installments over a period of five, 10 or 15 years, at the election of the participant. The benefits payable upon death, total disability, severance or a change in control are described beginning on page 50.

As of December 29, 2019, the estimated annual retirement benefit payable at retirement for each of the named executive officers was as follows:

Name	Estimated Annual Retirement Benefit ($)	Number of Years Payable (#)
Mr. Harrison	$1,624,991	15
Mr. Anthony	—	—
Mr. Katz	359,573	10
Mr. Kasbekar	492,281	20
Mr. Chambless	294,894	20

Each named executive officer (other than Mr. Anthony who is not eligible to participate in the ORP) will be entitled to continue participating in the ORP and earn supplemental benefits thereunder until he attains age 60 as described above. However, no new awards of supplemental retirement benefits will be made under the ORP after March 2014. All new supplemental retirement benefit awards, including to Mr. Anthony who commenced employment in 2018, will be made under the LTRP or with discretionary SSIP contributions, the material terms of which are described beginning on pages 49 and 48, respectively.

Dollar and Deferred Compensation Replacement Benefit Agreement

Prior to 2003, Mr. Kasbekar participated in a split-dollar life insurance arrangement offered by the Company. During 2003, in response to certain legislative changes adversely affecting split-dollar arrangements, the Company replaced Mr. Kasbekar’s split-dollar arrangement with (i) Company-provided life insurance coverage and (ii) a Split-Dollar and Deferred Compensation Replacement Benefit Agreement (the “Replacement Benefit

Agreement”). Together, the Company-provided life insurance coverage and the Replacement Benefit Agreement provide benefits to Mr. Kasbekar that are comparable to the benefits formerly provided under the split-dollar arrangement and minimize increases in the cost to the Company of providing the benefits the Company agreed to provide under the split-dollar arrangement. The amount accrued by Mr. Kasbekar under the Replacement Benefit Agreement will be paid in the form of equal annual installments over a period of 10 years. The annual installment amounts are computed using an 8% discount rate using simple interest compounded monthly. As of December 29, 2019, the estimated annual benefit payable to Mr. Kasbekar under the Replacement Benefit Agreement was $103,746.

IV. 2019 Nonqualified Deferred Compensation

Supplemental Savings Incentive Plan

The Company maintains the SSIP, a nonqualified deferred compensation plan, for its key executives, including the named executive officers. The following table provides information regarding the named executive officers’ accounts and benefits under the SSIP for 2019:

Name	Executive Contributions in Fiscal 2019 ($)(1)	Company Contributions in Fiscal 2019 ($)(2)	Aggregate Earnings (Losses) in Fiscal 2019 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 29, 2019 ($)(4)
Mr. Harrison	$66,135	$1,063,067	$1,612,941	$1,034,928	$13,223,111
Mr. Anthony	30,167	115,084	10,847	—	156,098
Mr. Katz	71,534	20,111	76,479	72,073	459,638
Mr. Kasbekar	36,912	418,456	1,016,660	61,598	10,536,269
Mr. Chambless	134,193	18,299	376,387	42,504	1,844,963

(1)	All amounts shown in this column are also reported in the “Salary” column of the 2019 Summary Compensation Table.

(2)	All amounts shown in this column are also reported in the “All Other Compensation” column of the 2019 Summary Compensation Table.

(3)

Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2019 Summary Compensation Table: Mr. Harrison—$213,501, Mr. Anthony—$0, Mr. Katz—$0, Mr. Kasbekar—$256,937 and Mr. Chambless—$20,315.

(4)

Of the amounts shown in this column, the following amounts were reported in the Summary Compensation Tables of the Company’s proxy statements for previous years: Mr. Harrison—$7,854,007, Mr. Anthony—$0, Mr. Katz—$247,339, Mr. Kasbekar—$614,501 and Mr. Chambless—$542,893.

The Company currently matches up to 50% of the first 6% of base salary deferred. The Company may also make discretionary contributions to participants’ accounts.

Participants are immediately vested in all amounts of salary and bonus deferred by them. The Company’s contributions to participants’ accounts, other than transition contributions, vest in 20% annual increments and become fully vested upon the completion of five years of service. The transition contributions vested in 20% annual increments from December 31, 2006 to December 31, 2010. All contributions made by the Company become fully vested upon retirement, death or a change in control.

Amounts deferred by participants and contributions made by the Company before January 1, 2006 are deemed invested in either a “fixed benefit account” or a “pre-2006 supplemental account,” at the election of the participant. Balances in the fixed benefit accounts earn interest at an annual rate of up to 13% (depending on the event requiring distribution and the participant’s age, years of service and initial year of participation in the plan). Mr. Harrison’s and Mr. Kasbekar’s balances have earned interest at an annual rate of 6% since the year in which they attained age 60. For all other named executive officers with fixed benefit accounts, the amounts reported in the above table under “Aggregate Earnings (Losses) in Fiscal 2019” and “Aggregate Balance at December 29, 2019” were calculated assuming the maximum annual return of 13%.

Amounts deferred by participants and contributions made by the Company on or after January 1, 2006 are deemed invested in a “post-2005 supplemental account.” Balances in pre-2006 supplemental accounts and post-2005 supplemental accounts are deemed invested by participants in investment choices that are made available by the Company, which are similar to the choices available under the 401(k) Savings Plan.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts become payable, as elected by a participant, either upon “termination of employment” or on a date designated by the participant between the year the participant turns 55 and the year the participant turns 70. Amounts in the post-2005 supplemental accounts may be distributed, as elected by a participant, either upon “termination of employment” or on a date designated by the participant that is at least two years after the year that a salary deferral or other contribution was made and not later than the year the participant turns 70. A “termination of employment” occurs upon the later of (i) a participant’s severance, retirement or attainment of age 55 while totally disabled and, (ii) at the election of the plan administrator, the date when the participant is no longer receiving severance benefits.

Balances in the fixed benefit accounts are payable in equal monthly installments over a period of 10 or 15 years, at the election of the participant. The monthly payment amount for a fixed benefit account is calculated using a discount rate that is equal to the applicable rate of interest on the account, as described above. Balances in the pre-2006 supplemental accounts are payable in equal monthly installments over a period of 10 or 15 years, at the election of the participant. The monthly payment amount for a pre-2006 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments. Balances in the post-2005 supplemental accounts are payable in either a lump sum or in equal monthly installments over a period of five, 10 or 15 years, at the election of the participant. The monthly payment amount for a post-2005 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments.

In the event of death or a change in control, all account balances become payable in either a lump sum or in equal monthly installments over a period of five, 10 or 15 years, at the election of the participant. In each case, the account balances and monthly payments are generally computed in the same manner as described above, except participants are deemed fully vested in their account balances, and, in the case of a change in control, balances and monthly payments for fixed benefit accounts are computed using the maximum 13% rate of return and 13% discount rate, respectively. Additional information regarding amounts payable to each of the named executive officers upon a termination of employment, death or change in control is provided in the following section.

Long-Term Retention Plan

The LTRP is a supplemental nonqualified defined contribution plan that provides supplemental benefits to the Company’s key executives. The LTRP was adopted in March 2014 and all new awards of supplemental retirement benefits made on or after March 2014 will be made under the LTRP and not the ORP.

A participant in the LTRP earns a Company contribution credit to a supplemental benefits account for each year of employment with the Company through age 60, the normal retirement age under the plan. The amount of each participant’s credit is determined based on the participant’s position and level of responsibility, performance and job tenure, and is specified in the participant’s individual agreement under the LTRP. The amount credited to a participant’s supplemental benefits account is deemed invested in investment choices that are similar to the choices available under the 401(k) Savings Plan. The supplemental benefits account is 50% vested through a participant’s attainment of age 51 while employed by the Company and becomes vested ratably for each year of continued employment thereafter through age 60. The account also becomes vested in the event of the participant’s death or disability or a change in control of the Company. The vested balance of a participant’s supplemental benefits account is payable following termination of employment in either a lump sum or in equal monthly installments over a period of 10, 15 or 20 years, at the election of the participant.

The following table provides information regarding the participants’ accounts under the LTRP for 2019:

Name	Company Contributions in Fiscal 2019 ($)(1)	Aggregate Earnings (Losses) in Fiscal 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 29, 2019 ($)
Mr. Katz	$169,630	$84,129	—	$567,791
Mr. Chambless	109,984	87,217	—	461,894

(1)	All amounts in this column are also reported in the “All Other Compensation” column of the 2019 Summary Compensation Table.

V. 2019 Potential Payments Upon Termination or Change in Control

The following table shows the estimated benefits payable to each named executive officer in the event of the executive officer’s termination of employment under various scenarios or a change in control of the Company. The amounts shown assume termination of employment or a change in control on December 29, 2019. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees.

Name and Plans	Voluntary Resignation or Termination Without Cause ($)	Termination for Cause ($)	Death ($)	Disability ($)	Retirement ($)(1)	Change in Control ($)
Mr. Harrison
Officer Retention Plan(2)	$14,411,990	—	$14,411,990	$14,411,990	$14,411,990	$14,411,990
Supplemental Savings Incentive Plan(2)	13,223,111	$13,223,111	13,223,111	13,223,111	13,223,111	13,223,111
Annual Bonus Plan(3)	1,611,073	—	1,611,073	1,611,073	1,611,073	1,157,630
Long-Term Performance Equity Plan(4)	13,064,337	13,064,337	13,064,337	13,064,337	13,064,337	11,066,667

Total	$42,310,511	$26,287,448	$42,310,511	$42,310,511	$42,310,511	$39,859,398

Mr. Anthony
Supplemental Savings Incentive Plan(2)	$57,458	$57,458	$156,098	$156,098	—	$156,098
Annual Bonus Plan(3)	482,224	—	482,224	482,224	—	315,000
Long-Term Performance Plan(5)	—	—	105,000	105,000	—	105,000

Total	$539,682	$57,458	$743,322	$743,322	—	$576,098

Mr. Katz
Officer Retention Plan(2)	$601,563	—	$1,093,750	$1,093,750	—	$2,500,000
Long-Term Retention Plan	312,285	—	567,791	567,791	—	567,791
Supplemental Savings Incentive Plan(2)	459,638	$459,638	459,638	459,638	—	459,638
Annual Bonus Plan(3)	1,071,609	—	1,071,609	1,071,609	—	700,000
Long-Term Performance Plan(5)	512,403	—	1,058,236	1,058,236	—	1,058,236

Total	$2,957,498	$459,638	$4,251,024	$4,251,024	—	$5,285,665

Name and Plans	Voluntary Resignation or Termination Without Cause ($)	Termination for Cause ($)	Death ($)	Disability ($)	Retirement ($)(1)	Change in Control ($)
Mr. Kasbekar
Officer Retention Plan(2)	$5,008,046	—	$5,008,046	$5,008,046	$5,008,046	$5,008,046
Supplemental Savings Incentive Plan(2)	10,536,269	$10,536,269	10,536,269	10,536,269	10,536,269	10,536,269
Split-Dollar and Deferred Compensation Replacement Benefit Agreement(2)	696,143	696,143	696,143	696,143	696,143	696,143
Annual Bonus Plan(3)	755,331	—	755,331	755,331	755,331	516,895
Long-Term Performance Plan(5)	1,116,602	—	1,116,602	1,116,602	1,116,602	1,116,602

Total	$18,112,391	$11,232,412	$18,112,391	$18,112,391	$18,112,391	$17,873,955

Mr. Chambless
Officer Retention Plan(2)	$1,327,500	—	$1,896,429	$1,896,429	—	$3,000,000
Long-Term Retention Plan	323,326	—	461,894	461,894	—	461,894
Supplemental Savings Incentive Plan(2)	1,844,963	$1,844,963	1,844,963	1,844,963	—	1,844,963
Annual Bonus Plan(3)	702,102	—	702,102	702,102	—	480,469
Long-Term Performance Plan(5)	512,403	—	985,059	985,059	—	985,059

Total	$4,710,294	$1,844,963	$5,890,447	$5,890,447	—	$6,772,385

(1)	Messrs. Harrison and Kasbekar are the only named executive officers who have satisfied the age and/or service eligibility requirements for retirement under the plans.

(2)

Amounts shown for the ORP, the SSIP and the Split-Dollar and Deferred Compensation Replacement Benefit Agreement for the named executive officers assume payment as a lump sum as of December 29, 2019. Participants in the ORP and the SSIP may elect to receive payments in equal monthly installments over a period of 10, 15 or 20 years. The amounts of the installments are based on the discount rates specified in the plans.

(3)

Amounts shown for the Annual Bonus Plan (other than a Change in Control) were calculated using the actual level of achievement of the performance goals for 2019. Amounts shown for the Annual Bonus upon a Change in Control were calculated assuming the achievement of target performance.

(4)

Amounts shown for the Long-Term Performance Equity Plan were calculated assuming the achievement of target performance goals for the three-year performance periods ending in 2020 and 2021. The amounts were then prorated for the portion of the performance periods Mr. Harrison was employed prior to the date of the triggering event. The 2019 one-year transition award amount (other than a Change in Control) was calculated using the actual level of achievement of the performance goals for 2019.

(5)

Amounts shown for the Long-Term Performance Plan were calculated using the actual level of achievement of the performance goals for the 2017-2019 performance period and assuming the achievement of target performance goals for the three-year performance periods ending in 2020 and 2021. The amounts for the three-year performance periods ending in 2020 and 2021 have been prorated for the portion of the performance periods the executive was employed prior to the date of the triggering event.

None of the Company’s executive officers, including the named executive officers, have any special employment or severance agreements. The executive officers are entitled, however, to certain payments (as illustrated in the above table) under the terms of the Company’s existing compensation and benefit plans in connection with the termination of their employment or a change in control of the Company. The following narrative describes the terms of those plans as they relate to a termination of employment or a change in control.

Officer Retention Plan

The ORP, the material terms of which are described on page 47, contains special provisions for severance, death, total disability or a change in control.

In the event of death or total disability, each participant becomes fully vested in the amount of the participant’s accrued benefit under the ORP.

Upon termination without cause or voluntary resignation, each participant’s accrued benefit is 50% vested until age 51, with the vesting percentage increasing by 5% each year beginning at age 51 until fully vested at age 60. All rights to any benefits under the plan are forfeited if a participant is terminated for cause.

In the event of a “change in control” of the Company, each participant is entitled to an amount equal to the normal retirement benefit otherwise payable to them at age 60 under the ORP. A “change in control” occurs under the ORP:

(i)	when a person or group other than the Harrison family acquires shares of the Company’s capital stock having the voting power to designate a majority of the Board;

(ii)

when a person or group other than the Harrison family acquires or possesses shares of the Company’s capital stock having power to cast (1) more than 20% of the votes regarding the election of the Board and (2) a greater percentage of the votes regarding the election of the Board than the shares owned by the Harrison family;

(iii)

upon the sale or disposition of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries outside the ordinary course of business other than to a person or group controlled by the Company or the Harrison family; or

(iv)	upon a merger or consolidation of the Company with another entity where the Company is not the surviving entity.

The death benefit under the ORP is payable in a lump sum. The other severance and change in control benefits are payable in equal monthly installments over a period of 10, 15 or 20 years, as elected by the participant. The amount of each monthly installment is computed using an 8% discount rate using simple interest compounded annually. The change in control benefit is also payable in a lump sum, at the election of the participant.

Under the ORP, each participant has generally agreed not to compete with the Company for three years after termination from employment for any reason. The non-compete provision does not apply to actions occurring after both a termination of employment and a change in control.

Supplemental Savings Incentive Plan and Long-Term Retention Plan

The SSIP and the LTRP also provide for the payment of the named executive officers’ vested account balances upon termination of employment, death or a change in control. A “termination of employment” occurs under the SSIP upon a participant’s severance, retirement or attainment of age 55 while totally disabled. A “termination of employment” occurs under the LTRP upon a participant’s severance or retirement. The definition of a “change in control” is the same definition used for the ORP, as described above. The material terms of the SSIP and the LTRP, including the options to receive lump sum or installment payments, are described beginning on pages 48 and 49, respectively.

Annual Bonus Plan

The Annual Bonus Plan, the material terms of which are described beginning on page 32, provides for certain payments to the named executive officers in the event of a termination of their employment or a change in control.

In the event of total disability, retirement or death of a participant during any fiscal year, a participant (or the participant’s estate) is entitled to a pro-rata bonus based on the portion of the fiscal year completed by the participant and the actual overall goal achievement factor attained for that year.

In the event of a “change in control,” each participant is entitled to a pro-rata portion of the participant’s target award under the Annual Bonus Plan, based on the portion of the year completed.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and (i) after attaining age 60, (ii) after attaining age 55 and completing 20 years of service or (iii) as the result of total disability. The definition of a “change in control” is the same definition used for the ORP, as described above.

Long-Term Performance Plan

The Long-Term Performance Plan, the material terms of which are described beginning on page 35, also provides for certain payments to the named executive officers in the event of a termination of their employment or a change in control.

In the event of the total disability, retirement or death of a participant after the completion of the first year of a performance period but prior to the end of a performance period, and in the event of the subsequent attainment of the performance goals applicable to such participant, a participant (or the participant’s estate) is entitled to a pro-rata award based on the portion of the performance period completed by the participant.

In the event of a “change in control,” each participant is entitled to a pro-rata portion of the participant’s target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” is the same definition used for the Annual Bonus Plan, as described above. The definition of a “change in control” is the same definition used for the ORP, as described above.

Long-Term Performance Equity Plan

The Long-Term Performance Equity Plan, the material terms of which are described on page 38, also provides for certain payments to Mr. Harrison in the event of a termination of his employment or a change in control.

In the event of Mr. Harrison’s total disability, retirement or death after the completion of the first year of a performance period but prior to the end of a performance period, and in the event of the subsequent attainment of the performance goals applicable to him, Mr. Harrison (or his estate) is entitled to a pro-rata award based on the portion of the performance period completed by him.

In the event of a “change in control,” Mr. Harrison is entitled to a pro-rata portion of his target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” is the same definition used for the Annual Bonus Plan, as described above. The definition of a “change in control” is the same definition used for the ORP, as described above.

VI. Pay Ratio Disclosure

The SEC rules require the Company to disclose annually (i) the median annual total compensation of all employees of the Company (excluding Mr. Harrison, the Company’s principal executive officer); (ii) the annual total compensation of Mr. Harrison; and (iii) the ratio of Mr. Harrison’s annual total compensation to the median annual total compensation of all employees (excluding Mr. Harrison).

Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:

Median annual total compensation of all employees (excluding Mr. Harrison)	$45,254
Annual total compensation of Mr. Harrison	$11,707,624
Ratio of Mr. Harrison’s annual total compensation to the median annual total compensation of all other employees	259:1

For 2019, the Company used the same median employee identified in 2017 to determine the median annual total compensation of all employees (excluding Mr. Harrison). To determine the median employee in 2017, the Company compiled a list of all employees (excluding Mr. Harrison) as of December 31, 2017, sorted the list of employees by their taxable compensation for federal income tax purposes from the Company’s payroll records for the 12-month period ended December 31, 2017 and selected the employee with the median taxable compensation amount.

The Company annualized the taxable compensation of any full-time or part-time employees on the list who were not employed for the full year and did not include the value of non-taxable Company-provided benefits such as retirement plan contributions and medical and life insurance benefits. As of December 31, 2017, the Company had 16,473 employees, including 3,425 individuals who became employees during the year as the result of territory expansion transactions completed in 2017.

The annual total compensation of Mr. Harrison is the total amount of his compensation presented in the 2019 Summary Compensation Table on page 42. The Company determined the annual total compensation of the median employee shown above using the same rules applicable to the completion of the 2019 Summary Compensation Table for Mr. Harrison and the other named executive officers.

Equity Compensation Plan Information

The following table provides information as of December 29, 2019, concerning the Company’s outstanding equity compensation arrangements as of that date:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders	0	—	550,000	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	0	—	550,000	(1)

(1)

Represents the sum of (i) 250,000 shares of Coke Consolidated Common Stock reserved for issuance pursuant to awards that may be made in the future under the Coca-Cola Consolidated, Inc. Amended and Restated Long-Term Performance Plan approved by the Company’s stockholders on May 9, 2017, as further amended on November 30, 2018, and (ii) 300,000 shares of Coke Consolidated Class B Common Stock reserved for issuance pursuant to awards that may be made in the future under the Coca-Cola Consolidated, Inc. Long-Term Performance Equity Plan approved by the Company’s stockholders on May 15, 2018.

Consideration of Risk Related to Compensation Programs

The Company has considered its compensation policies and practices for all employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated. As described in the “Compensation Discussion and Analysis” section beginning on page 29, the Compensation Committee and management have designed Coke Consolidated’s compensation program to achieve a number of goals, including the following:

•	Motivating the executive officers to achieve Coke Consolidated’s annual and long-term strategic goals and rewarding performance based on the attainment of those goals;

•	Appropriately balancing risk and reward in the context of the Company’s business environment and long-range business plans;

•	Being affordable and appropriately aligned with stockholder interests; and

•

Achieving a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives.

In light of these goals, the Compensation Committee, senior management and human resources personnel have considered risk as they designed the various elements of the Company’s compensation programs.

The Company notes the following factors with respect to the determination that any risks arising from the compensation policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated:

•	The belief that the Company’s compensation programs are reasonably balanced across types of compensation and the various objectives they are designed to reward;

•

While Coke Consolidated does not engage in compensation benchmarking, the Company does retain a compensation consultant to conduct comparative studies of the Company’s executive compensation relative to peer companies and survey data;

•

The Annual Bonus Plan, the Long-Term Performance Plan and the Long-Term Performance Equity Plan provide for payouts based on the achievement of key financial goals under Coke Consolidated’s long-range strategic plan and provide for increased payout as financial performance increases and less or no payout as financial performance decreases. Awards under these plans do not provide for payouts based on individual transactions that could transfer liability to Coke Consolidated beyond the award date;

•

The specific corporate performance goals for the Annual Bonus Plan, the Long-Term Performance Plan and the Long-Term Performance Equity Plan are initially developed based on the Company’s annual budget. The Executive Vice President and Chief Financial Officer and the Executive Vice President, General Counsel and Secretary then use financial models to determine the appropriate award criteria and target goals for each plan. The financial models and plan goals are reviewed with and approved by the Chairman and CEO and the President and Chief Operating Officer of Coke Consolidated before being presented to, reviewed with and approved by the Compensation Committee; and

•

Performance goals are generally based on corporate and individual performance and are not based on other goals that may create increased risk such as the performance of individual business units or the accomplishment of particular tasks where the income and risk from the task extend over a significantly longer period of time.

Compensation Committee Interlocks and Insider Participation

Sharon A. Decker, James H. Morgan, Dennis A. Wicker and Richard T. Williams served on the Compensation Committee in fiscal 2019. None of the directors who served on the Compensation Committee in fiscal 2019 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries since the beginning of fiscal 2019 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons. During fiscal 2019, none of the Company’s executive officers served as a director or a member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer of such other entity served on the Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and in Coke Consolidated’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019.

Submitted by the Compensation Committee of the Board.

Dennis A. Wicker, Chairman

Sharon A. Decker

James H. Morgan

Richard T. Williams

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit function of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with GAAP.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the fiscal year ended December 29, 2019 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board.

James H. Morgan, Chairman

Sharon A. Decker

James R. Helvey, III

William H. Jones

Dennis A. Wicker

Proposal 2:

Advisory Vote to Approve

Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, this proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the named executive officers, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement. This vote is not intended to address any specific item or element of compensation or the compensation of any particular officer, but rather the overall compensation of the named executive officers and the philosophy, principles and policies used to determine compensation.

Coke Consolidated currently holds its say-on-pay vote every third year. Stockholders were most recently asked to approve the compensation of Coke Consolidated’s named executive officers at the Company’s 2017 Annual Meeting of Stockholders, and stockholders approved the Company’s named executive officer compensation with approximately 98% of the votes cast in favor. At the Company’s 2017 Annual Meeting of Stockholders, stockholders were asked to indicate whether future advisory say-on-pay votes should occur every one, two or three years, with the Board recommending a triennial advisory vote. Because at the 2017 Annual Meeting of Stockholders a majority of the votes cast were in favor of a triennial advisory vote, the Board adopted a policy that the Company will include an advisory say-on-pay vote in the Company’s proxy materials on a triennial basis until the next required advisory stockholder vote on the frequency of advisory say-on-pay votes, which will occur no later than the Company’s annual meeting of stockholders in 2023.

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program is designed to balance the goals of attracting and retaining appropriate officer talent who are motivated to achieve the Company’s annual and long-term strategic goals while keeping the program affordable and appropriately aligned with stockholder interests. The Compensation Committee and the Board believe that the Company’s executive compensation program accomplishes these goals in a way that is consistent with the purpose and core values of Coke Consolidated and the long-term interests of the Company and its stockholders and employees. Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement, which more thoroughly discuss the Company’s compensation principles and policies. The Compensation Committee and the Board believe that these principles and policies are effective in implementing the Company’s overall compensation philosophy.

Accordingly, the Company is asking stockholders to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion, is hereby approved.

This vote is advisory, which means that the stockholder vote on this proposal will not be binding on Coke Consolidated, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of Coke Consolidated’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for the named executive officers of the Company.

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the named executive officers in fiscal 2019 as disclosed in this Proxy Statement. Unless otherwise specified, proxies will be voted “FOR” the approval, on an advisory basis, of the compensation of the named executive officers in fiscal 2019 as disclosed in this Proxy Statement.

Proposal 3:

Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020. The Audit Committee reviewed and discussed the performance of PricewaterhouseCoopers LLP for fiscal 2019 prior to its appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that representatives will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020 is not required by the By-laws or otherwise. Nevertheless, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If the Company’s stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020. Unless otherwise specified, proxies will be voted “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended December 29, 2019 and December 30, 2018 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods:

	Fiscal 2019 ($)	Fiscal 2018 ($)
Audit Fees(1)	$1,768,500	$2,157,900
Audit-Related Fees(2)	72,000	439,592
Tax Fees	—	—
All Other Fees(3)	40,000	45,498

Total	$1,880,500	$2,642,990

(1)

Audit Fees consist of the aggregate fees billed for the respective fiscal year for professional services rendered by the independent registered public accounting firm for the audit of annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for the respective fiscal year for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of the aggregate fees billed for the respective fiscal year related to permitted services rendered by the independent registered public accounting firm associated with various initiatives by the Company, including assurance and related services provided for a consolidated subsidiary and due diligence and other related activities associated with the Company’s ongoing integration of its distribution territories pursuant to agreements with The Coca-Cola Company. See “Related Person Transactions—System Transformation Transactions with The Coca-Cola Company.”

(3)	All Other Fees consist of the aggregate fees billed for the respective fiscal year for travel and other out-of-pocket expenses of the independent registered public accounting firm.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal 2019 were approved by the Audit Committee. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Audit Committee has delegated pre-approval authority to its chairman when necessary due to timing considerations. Any services approved by such chairman must be reported to the full Audit Committee at its next scheduled meeting.

Proposal 4:

Stockholder Proposal

Coke Consolidated has been notified that the International Brotherhood of Teamsters General Fund (the “Proponent”) intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of shares of Coke Consolidated Common Stock held by the Proponent will be promptly provided upon oral or written request made to the Company’s Secretary. The Company is not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

RESOLVED, that stockholders of Coca-Cola Consolidated, Inc. (the “Company”), request that the Board of Directors retain an investment banker to develop a plan for recapitalization to result in one vote per share for all outstanding common stock.

SUPPORTING STATEMENT:

According to the 2019 proxy statement, the Company had 7,141,447 shares of common stock outstanding, carrying one vote per share, and 2,232,242 shares of Class B common stock, which entitle the holder to 20 votes per share. Members of the Harrison family, including chairman and CEO J. Frank Harrison III, hold 99.99% of all of the outstanding Class B common shares, granting Harrison family members control of 86% of the voting power despite holding less than 24% of the common equity. This imbalance between ownership and control may further be exacerbated by the use of Class B common shares to compensate CEO Harrison; and, the right of Harrison family members to acquire an additional 292,386 Class B shares in exchange for an equal number of common shares.

A 2008 study by Harvard’s Paul Gompers, et al., (https://papers.ssrn.com/sol3/papers.cfm?abstract_id=562511) found that dual-class structures with disparate voting rights were correlated with lower firm value. The study cautioned that a majority owner “can rationally choose to sacrifice some firm value in order to maintain private benefits of control.”

The Company’s 2018 Annual Report (10-K) acknowledged that the concentration of ownership could result in the “Company making decisions that stockholders outside the Harrison family may not view as beneficial.”

We believe these risks are heightened by the Board, which, as of last year’s annual shareholder meeting included: seven non-independent directors; lacked a standing nominating committee; had a combined CEO-chairman; and, paid non-employee directors entirely in cash, resulting in five of the seven independent directors holding no equity stake whatsoever in the company.

We believe the current dual-class stock structure makes it difficult for the Board to oversee the stewardship of the Company for the benefit of all shareholders.

We, thus, urge the Board to retain an investment banking firm to make appropriate recommendations on methods to move towards creating a single class of common stock. At last year’s shareholder meeting, this proposal won the support of a majority of common share votes cast.

Board of Directors’ Statement in Opposition to the Proposal

The Board of Directors unanimously recommends that you vote “AGAINST” this stockholder proposal. The Board believes that adopting this proposal would not be in the best interests of Coke Consolidated or its stockholders and opposes it for the reasons discussed below. The Company’s stockholders defeated a virtually identical proposal submitted by the Proponent at the Company’s 2019 Annual Meeting of Stockholders with more than 93% of the votes cast against the proposal.

Coke Consolidated’s capital structure, with two classes of common stock outstanding (Common Stock with one vote per share and Class B Common Stock with 20 votes per share), has been in place since 1984. Every investor purchasing shares of Coke Consolidated Common Stock since then has had notice of this capital structure, which is disclosed in detail in the Company’s public filings with the SEC. The Board of Directors believes that many of Coke Consolidated’s investors are attracted to Coke Consolidated Common Stock because of the long-term stability that the Harrison family provides to the Company. Members of the Harrison family have played an important role in the Company since its formation in 1902. J. Frank Harrison, III not only is the great-grandson of Coke Consolidated’s founder as well as the Controlling Stockholder but he also is the Company’s Chairman and Chief Executive Officer and has been an employee of the Company since 1977. With more than 40 years of experience with Coke Consolidated, Mr. Harrison possesses a vital understanding and appreciation of the Company’s business.

The Board of Directors believes that Coke Consolidated’s capital structure has contributed, and continues to contribute, to the Company’s stability and long-term stockholder returns. Coke Consolidated’s capital structure has helped protect the Company from short-term pressures and the disruption associated with efforts by activists to challenge control of the Company, thereby allowing the Board and senior management to focus on the Company’s long-term success. The Board believes that Coke Consolidated’s capital structure and the stability it promotes have driven, and will continue to drive, long-term value for the Company’s stockholders.

In addition, Coke Consolidated has a well-developed governance structure that demonstrates the Board of Directors’ commitment to fostering independence, avoiding conflicts of interest and providing for strong and independent oversight of the Company’s business. Seven of the 13 members of the Board are independent under applicable SEC rules and NASDAQ listing standards and only independent directors serve on the Audit Committee and the Compensation Committee. All directors are elected annually and are required to act in the best interests of all stockholders in accordance with their fiduciary duties under Delaware law. Additionally, the Board of Directors has a Lead Independent Director elected annually by the Board. The independent directors meet at least twice each year in executive session without the other directors. All material transactions or conflicts of interest involving members of the Board or the Company’s executive officers must be reported to and approved by the Audit Committee pursuant to the Company’s related person transactions policy.

Finally, any plan for a recapitalization as contemplated by this stockholder proposal would, under Delaware law and the Company’s Restated Certificate of Incorporation, require approval by the holders of Class B Common Stock voting separately as a class. Mr. Harrison controls approximately 99.99% of the outstanding shares of Class B Common Stock and has informed the Company that he does not intend to approve this stockholder proposal, or the recapitalization plan contemplated by this proposal. Consequently, the proposal cannot accomplish the result intended by the Proponent and would therefore needlessly consume corporate resources.

After considering the above, the Board of Directors unanimously approved this statement in opposition.

The Board of Directors unanimously recommends that you vote “AGAINST” this stockholder proposal. Unless otherwise specified, proxies will be voted “AGAINST” this stockholder proposal.

Additional Information

Stockholder Proposals for the 2021 Annual Meeting of Stockholders

Any stockholder proposal intended to be included in Coke Consolidated’s proxy statement and form of proxy relating to the 2021 Annual Meeting of Stockholders must be in writing and received by the Company not later than November 23, 2020. Any such stockholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the attention of the Company’s Secretary at Coca-Cola Consolidated, Inc., 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, any stockholder proposal intended to be presented at the 2021 Annual Meeting of Stockholders, but that will not be included in Coke Consolidated’s proxy statement and form of proxy relating to the 2021 Annual Meeting of Stockholders, must be in writing and received by the Company’s Secretary at Coca-Cola Consolidated, Inc., 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting. As a result, any proposals submitted by a stockholder pursuant to the provisions of the By-laws (other than proposals submitted pursuant to Rule 14a-8) must be received not earlier than January 12, 2021 and not later than February 11, 2021. However, in the event that the date of the 2021 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 12, 2021, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to the date of the 2021 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals must include the specified information concerning the proposal and the stockholder submitting the proposal as set forth in the By-laws. A copy of the By-laws may be obtained by writing to the Company’s Secretary at Coca-Cola Consolidated, Inc., 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

2019 Annual Report to Stockholders

This Proxy Statement is accompanied by the 2019 Annual Report to Stockholders, and these materials are also available at www.proxyvote.com and the investor relations portion of the Company’s website, www.cokeconsolidated.com. The 2019 Annual Report to Stockholders, which contains the audited consolidated financial statements and other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

Annual Report on Form 10-K

The Company will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019, including the financial statements and the financial statement schedules, required to be filed with the SEC, or any exhibit thereto. Requests should be in writing and addressed to the attention of F. Scott Anthony, the Company’s Executive Vice President and Chief Financial Officer, at Coca-Cola Consolidated, Inc., P.O. Box 31487, Charlotte, North Carolina 28231.

Householding

The SEC has adopted rules permitting companies to mail one proxy statement and annual report, or notice of internet availability of proxy materials, as applicable, in one envelope to all stockholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its stockholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of shares held in street name. If members of your household have multiple accounts through which they hold Coke Consolidated stock, you may have received a householding notification from the stockholder of record (e.g., your bank, broker or other nominee).

Please contact the stockholder of record directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the 2019 Annual Report to Stockholders or the Notice of Internet Availability for members of your household.

COCA-COLA CONSOLIDATED, INC. 4100 COCA-COLA PLAZA CHARLOTTE, NC 28211-3481 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 11, 2020. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 11, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Coca-Cola Consolidated, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E90395-P32663 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY COCA-COLA CONSOLIDATED, INC. Coke Consolidated’s Board of Directors recommends that you vote “FOR ALL” of the nominees named in Proposal 1: 1. Election of Directors Nominees: 01) J. Frank Harrison, III 02) Sharon A. Decker 03) Morgan H. Everett 04) James R. Helvey, III 05) William H. Jones 06) Umesh M. Kasbekar 07) David M. Katz 08) Jennifer K. Mann 09) James H. Morgan 10) John W. Murrey, III 11) Sue Anne H. Wells 12) Dennis A. Wicker 13) Richard T. Williams For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Coke Consolidated’s Board of Directors recommends that you vote “FOR” Proposal 2 and 3: For Against Abstain 2. Approval, on an advisory basis, of Coke Consolidated’s named executive officer compensation in fiscal 2019. 3. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as Coke Consolidated’s independent registered public accounting firm for fiscal 2020. Coke Consolidated’s Board of Directors recommends that you vote “AGAINST” Proposal 4: 4. Stockholder proposal regarding development of a recapitalization plan. NOTE: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1, 2 AND 3 HAS BEEN PROPOSED BY COCA-COLA CONSOLIDATED, INC. For address changes/comments, mark here. (see reverse for instruction) Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and the 2019 Annual Report to Stockholders are available at www.proxyvote.com. E90396-P32663 COCA-COLA CONSOLIDATED, INC. 2020 Annual Meeting of Stockholders May 12, 2020 This proxy is solicited on behalf of Coke Consolidated’s Board of Directors. The undersigned hereby appoint(s) J. Frank Harrison, III, David M. Katz and E. Beauregarde Fisher III, and each of them, as attorneys-in-fact, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock and Class B Common Stock of Coca-Cola Consolidated, Inc. that the undersigned is/are entitled to vote at the 2020 Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time, on Tuesday, May 12, 2020 at Coke Consolidated’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, NC 28211, and any adjournment or postponement thereof. The proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Annual Meeting and Proxy Statement. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR ALL” OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, “AGAINST” PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE. Address Changes/Comments: (If you noted any address changes/comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side